UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Clovis Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

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5500 Flatiron Parkway, Suite 100

Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Clovis Oncology, Inc. The meeting will be held on Thursday, June 7, 2018 at 8:30 a.m. Mountain Time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302 for the following purposes:

1. To elect three Class I directors for a three year term;

2. To consider and vote upon the approval and ratification of our Non-Employee Director Compensation Policy;

3. To consider and vote upon, on an advisory basis, the compensation of our named executive officers, as disclosed in the accompanying proxy statement, including under the heading “Compensation Discussion and Analysis” and the “Summary Compensation Table,” as well as other related tables and disclosure;

4. To consider and vote upon, on an advisory basis, the preferred frequency of the stockholder advisory vote on the compensation of our named executive officers;

5. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 9, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Your vote is very important. Please promptly submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Please note that all votes cast by telephone or on the Internet must be cast prior to 11:59 p.m., Eastern Time, on June 6, 2018. Submitting your proxy now will not limit your right to vote in person at the annual meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

Paul E. Gross

Secretary

Boulder, Colorado

April 27, 2018

Unless the context requires otherwise, references in this proxy statement to “Clovis,” the “Company,” “we,” “us,” and “our” refer to Clovis Oncology, Inc., together with its consolidated subsidiaries.

CLOVIS ONCOLOGY, INC.

5500 FLATIRON PARKWAY, SUITE 100

BOULDER, COLORADO 80301

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

JUNE 7, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

Our board of directors is soliciting proxies for our 2018 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, June 7, 2018 at 8:30 a.m. Mountain Time at the St. Julien Hotel, 900 Walnut Street, Boulder, CO, 80302. If you need directions to the location of the Annual Meeting, please contact us at (303) 625-5000.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 7, 2018:

Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials, including this Proxy Statement and our 2017 Annual Report, over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials and voting over the Internet or by telephone. We intend to mail the Notice on or about April 27, 2018 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials may be found in the Notice.

The Notice will also identify the date, the time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2017, and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person should stockholders choose to do so.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are providing these proxy materials to you because the board of directors of Clovis Oncology, Inc. is soliciting your proxy to vote at the Annual Meeting to be held on June 7, 2018 at 8:30 a.m. Mountain Time, including at any adjournments or postponements of the meeting. We intend to begin sending the Notice and making our proxy materials available on or about April 27, 2018 to all stockholders of record entitled to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the Internet or by telephone, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 7, 2018 at 8:30 a.m. Mountain Time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302.

What am I voting on?

There are five matters scheduled for a vote:

•	Proposal 1: Election of Directors. Election of Patrick J. Mahaffy, M. James Barrett, Ph.D. and Thorlef Spickschen as Class I directors to hold office until the 2021 annual meeting of stockholders;

•	Proposal 2: Approval and Ratification of our Non-Employee Director Compensation Policy. To consider and vote upon the approval and ratification of the Clovis Oncology, Inc. Non-Employee Director Compensation Policy;

•	Proposal 3: Vote on the Compensation of our Named Executive Officers. To consider and vote upon, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement, including under the heading “Compensation Discussion and Analysis” and the “Summary Compensation Table,” as well as other related tables and disclosure;

•	Proposal 4: Frequency of the Stockholder Vote on the Compensation of our Named Executive Officers. To consider and vote upon, on an advisory basis, the preferred frequency of the stockholder advisory vote on the compensation of our named executive officers; and

•	Proposal 5: Ratification of Selection of Independent Registered Public Accounting Firm. To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 9, 2018.

How do I vote at the Annual Meeting?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the vote on the Non-Employee Director Compensation Policy, you may vote “For” or “Against” or abstain from voting. With respect to the vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting. With respect to the vote on the frequency of the stockholder vote on the compensation of our named executive officers, you may vote for “one year,” “two years” or “three years” or abstain from voting. With respect to the ratification of the selection of our independent registered public accountants, you may vote “For” or “Against” or abstain from voting.

Only stockholders of record at the close of business on April 9, 2018 will be entitled to vote at the Annual Meeting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If on April 9, 2018 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by Internet or telephone, follow the instructions on the website referred to in the Notice previously sent to you. Your vote must be received by 11:59 p.m. Eastern Time on June 6, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 9, 2018 your shares were registered, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and you should have received a Notice from that organization. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the approval and ratification of the Non-Employee Director Compensation Policy, “For” the vote on the compensation of our named executive officers, “For” one year as the preferred frequency of the stockholder vote on the compensation of our named executive officers, and “For” the ratification of selection of the independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or over the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 5500 Flatiron Parkway, Suite 100, Boulder, CO 80301.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 50,705,063 shares outstanding and entitled to vote. Thus, the holders of 25,352,532 shares must be present in person or represented by proxy at the meeting to have a quorum.

What vote is required to approve each proposal?

•	Proposal 1: Election of Directors. The three nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” will affect the outcome.

•	Proposal 2: Approval and Ratification of our Non-Employee Director Compensation Policy. The proposal to approve and ratify the adoption of the Non-Employee Director Compensation Policy requires the affirmative (“For”) votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

•	Proposal 3: Vote on the Compensation of our Named Executive Officers. The proposal to approve an advisory resolution regarding the compensation of our named executive officers requires the affirmative (“For”) votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

•	Proposal 4: Frequency of the Stockholder Vote on the Compensation of our Named Executive Officers. The alternative which receives the most “For” votes (among votes properly cast in person or by proxy) will determine the preferred frequency of the stockholder vote on the compensation of our named executive officers. Only votes “For” will affect the outcome.

•	Proposal 5: Ratification of Selection of Independent Registered Public Accounting Firm. The proposal to ratify the appointment of Ernst & Young LLP, our independent registered public accounting firm, requires the affirmative (“For”) votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the Annual Meeting, but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of the vote on the approval and ratification of the Non-Employee Director Compensation Policy, the vote on the approval of the compensation of our named executive officers, and the vote on the ratification of selection of independent registered public accounting firm. However, because the election of directors and the frequency of the stockholder vote on executive compensation are determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposals.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a brokerage firm) holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular matter. The election of directors (Proposal 1), the vote on the Non-Employee Director Compensation Policy (Proposal 2), the vote on the compensation of our named executive officers (Proposal 3), and the vote on the frequency of the stockholder vote on executive compensation (Proposal 4), are proposals for which brokers do not have discretionary voting authority. If you do not instruct your broker or other nominee how to vote with respect to these proposals, those “broker non-votes” will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the selection of independent registered public accounting firm (Proposal 5) is considered a routine matter on which a broker or other nominee has discretionary authority to vote even if no instructions are received from you. Accordingly, no broker non-votes will likely result from this proposal.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting. If final voting results are not available to us in time to file with the SEC a Form 8-K within four business days after the meeting, we intend to file with the SEC a Form 8-K to disclose preliminary results and, within four business days after the final results are known to us, file with the SEC an additional Form 8-K to disclose the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three staggered classes of directors of the same or nearly the same number, designated Class I, Class II and Class III, with each class having a three year term. Vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are three directors in Class I whose term of office expires in 2018. Each of the nominees for election to Class I, Patrick J. Mahaffy, M. James Barrett, Ph.D. and Thorlef Spickschen, has been recommended by the nominating and corporate governance committee of the board of directors for election and nominated by the board of directors for election at the Annual Meeting and is currently a member of our board of directors. If re-elected at the Annual Meeting, each of these nominees would serve until our 2021 annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following table sets forth the name, age and position of each of our nominees as of March 31, 2018:

Nominees for Election for a Three-Year Term Expiring at the 2018 Annual Meeting—Class I

Name	Age	Position
Patrick J. Mahaffy	55	President and Chief Executive Officer; Director
M. James Barrett, Ph.D.	75	Chairman of the Board of Directors
Thorlef Spickschen	77	Director

The following is biographical information as of March 31, 2018 for our nominees:

Patrick J. Mahaffy is one of our co-founders and has served as our President and Chief Executive Officer and a member of our board of directors since our inception. Previously, Mr. Mahaffy served as President and Chief Executive Officer and as a member of the board of directors at Pharmion Corporation, which he founded in 2000 and sold to Celgene Corporation in 2008. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at the private equity firm E.M. Warburg Pincus and Co. Mr. Mahaffy also serves on the boards of directors of Flexion Therapeutics, Inc. (NASDAQ: FLXN) and Orexigen Therapeutics, Inc. (NASDAQ: OREX). He is also a trustee of Lewis and Clark College. Mr. Mahaffy has a B.A. in international affairs from Lewis and Clark College and a M.A. in international affairs from Columbia University. We believe that Mr. Mahaffy possesses specific attributes that qualify him to serve as a member of our board of directors, including his understanding of our business and strategy in his role as our CEO, his experience in the venture capital industry, his historical knowledge, his operational and management expertise and his years of leadership experience.

Dr. M. James Barrett has served as a member of our board of directors since our inception and serves as the chairman of our board of directors, and the chairman of our nominating and corporate governance committee. Since September 2001, he has served as a general partner of New Enterprise Associates Inc., a venture capital firm focusing on the healthcare, information technology and energy technology industries. From 1997 to 2001, Dr. Barrett served as Chairman and Chief Executive Officer of Sensors for Medicine and Science, which he founded in 1997. Dr. Barrett serves on the boards of several pharmaceutical and biotechnology companies, including Tarveda Therapeutics, Inc. (f/k/a Blend Biosciences, Inc.), Galera Therapeutics, Inc., GlycoMimetics, Inc. (NASDAQ: GLYC), Placon Therapeutics, Inc., PhaseBio Pharmaceuticals, Inc., Proteostasis Therapeutics, Inc. (NASDAQ: PTI), Psyadon Pharmaceuticals, Inc. (f/k/a Ruxton Pharmaceuticals, Inc.), and Senseonics Holdings (NYSE: SENS), as well as continuing to serve as Chairman of Sensors for Medicine and Science. Dr. Barrett previously served on the boards of, among others, Roka Bioscience, Inc. (NASDAQ: ROKA), Amicus Therapeutics, Inc. (NASDAQ: FOLD), Inhibitex, Inc. (NASDAQ: INHX) (acquired by Bristol-Myers Squibb (NASDAQ: BMY)), Loxo Oncology, Inc. (NASDAQ: LOXO), Pharmion Corporation (acquired in 2008), Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), Targacept, Inc. (NASDAQ: TRGT), YM Biosciences, Inc. (AMEX: YMI) and Zosano Pharma Corporation (NASDAQ: ZSAN). Dr. Barrett received a Ph.D. in biochemistry from the University of Tennessee, his M.B.A. from the University of Santa Clara, and a B.S. in chemistry from Boston College. We believe that Dr. Barrett possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry and his years of business and leadership experience.

Dr. Thorlef Spickschen has served as a member of our board of directors since our inception. From 2005 to 2012, Dr. Spickschen was chairman of Biotest AG, a publicly-traded biotechnology company in Germany. From 1994 to 2001, he was chairman and chief executive officer of BASF Pharma/Knoll AG. From 1984 to 1994, Dr. Spickschen worked with Boehringer Mannheim GmbH, where he was responsible for sales and marketing and has been chairman of its Executive Board since 1990. From 1976 to 1984, Dr. Spickschen was Managing Director, Germany and Central Europe for Eli Lilly & Co. Dr. Spickschen is currently chairman of the advisory board of Heidelberg Innovation, a venture capital firm in life sciences/healthcare, and chairman of Verein Deutsche Nierenstiftung, sponsoring the German kidney foundation. Dr. Spickschen also served on the board of Pharmion Corporation from December 2001 through the company’s acquisition in 2008. Dr. Spickschen received a Doctorate in business management from the University of Cologne. We believe that Dr. Spickschen possesses specific attributes that qualify him to serve as a member of our board of directors, including his business and leadership experience in the biomedical industry.

If a quorum is present and voting at the Annual Meeting, the nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2019 Annual Meeting—Class II

The following table sets forth the name, age and position of each of our directors in Class II as of March 31, 2018:

Name	Age	Position
Brian G. Atwood	65	Director
James C. Blair, Ph.D.	78	Director
Paul H. Klingenstein	62	Director

The following is biographical information as of March 31, 2018 for our directors in Class II:

Brian G. Atwood has served as a member of our board of directors since our inception. He is President and CEO as well as a co-founder of Cell Design Labs, Inc., a biotechnology company focused on developing human cell engineering technology for the treatment of multiple diseases, including cancer. In 1999, he co-founded and currently serves as a Managing Director for Versant Ventures, a healthcare-focused venture capital firm. Prior to founding Versant Ventures, Mr. Atwood served as a general partner of Brentwood Associates, a venture capital firm. Mr. Atwood also serves on the boards of several pharmaceutical and biotechnology companies, including Atreca, Inc. and PhaseRx, Inc. Mr. Atwood also served on the boards of Five Prime Therapeutics (NASDAQ: FPRX), Cadence Pharmaceuticals, Inc. (NASDAQ: CADX) acquired in 2014, Helicos Biosciences (NASDAQ: HLCS), Pharmion Corporation (acquired in 2008) and Trius Therapeutics, Inc. (NASDAQ: TSRX) acquired in 2013. Mr. Atwood holds a B.S. in biological sciences from the University of California, Irvine, a M.S. in ecology from the University of California, Davis, and an M.B.A. from Harvard University. We believe that Mr. Atwood possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry, his years of business and leadership experience and his financial sophistication and expertise.

James C. Blair, Ph.D. has served as a member of our board of directors since our inception and serves as the chairman of our compensation committee. Since 1985, he has served as a general partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. Dr. Blair currently serves on the boards of Astute Medical, Inc., aTyr Pharma, Inc. (NASDAQ: LIFE), ChromaCode, Inc., Gene Sciences, Inc., IntegenX, Inc. and OcuNexus Therapeutics, Inc. He has previously served on the boards of over 40 life science ventures including Amgen Inc. (NASDAQ: AMGN), Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), Applied Biosystems Inc., Aurora Biosciences Corp., Dura Pharmaceuticals, Inc., Nuvasive, Inc. (NASDAQ: NUVA), Pharmion Corporation (acquired in 2008), Volcano Corporation (NASDAQ: VOLC) and Zogenix, Inc. (NASDAQ: ZGNX). Dr. Blair currently serves on the board of directors of the Prostate Cancer Foundation and the Sanford-Burnham Medical Research Institute. He is also on the advisory boards of the Department of Molecular Biology at Princeton University, the USC Stevens Institute for Innovation, and the Division of Chemistry and Chemical Engineering at the California Institute of Technology. He received a B.S.E. from Princeton University and M.S.E. and Ph.D. degrees from the University of Pennsylvania, all in electrical engineering. We believe that Dr. Blair possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the life science industry and his years of business and leadership experience.

Paul H. Klingenstein has served as a member of our board of directors since our inception. He is the Managing Partner of Aberdare Ventures, a healthcare-focused venture capital firm he formed in 1999. Prior to founding Aberdare, Mr. Klingenstein worked in venture capital with Warburg Pincus and Accel Partners, and was an advisor to the Rockefeller Foundation. Mr. Klingenstein currently serves on the boards of several private companies. Mr. Klingenstein has previously served on the boards of Anacor Pharmaceuticals, Inc. (NASDAQ: ANAC), Aviron Inc., Conatus Pharmaceuticals Inc. (NASDAQ: CNAT), EnteroMedics Inc. (NASDAQ: ETRM), Glycomed Inc., Isis Pharmaceuticals, Inc., now Ionis Pharmaceuticals, Inc. (NASDAQ: IONS), Pharmion Corporation (acquired in 2008), Viagene Inc., and Xomed Surgical Products Inc. He is currently a board member of the MacArthur Foundation and the London School of Hygiene and Tropical Medicine. He has also served on the boards of various educational and non-profit institutions. Mr. Klingenstein received an A.B. in anthropology from Harvard University and an M.B.A. from Stanford University. We believe that Mr. Klingenstein possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry and his years of business and leadership experience.

Directors Continuing in Office Until the 2020 Annual Meeting—Class III

The following table sets forth the name, age and position of each of our directors in Class III as of March 31, 2018:

Name	Age	Position
Keith Flaherty, M.D.	47	Director
Ginger L. Graham	62	Director
Edward J. McKinley	66	Director

The following is biographical information as of March 31, 2018 for our directors in Class III:

Dr. Keith Flaherty has served as a member of our board of directors since 2013. He is a Professor of Medicine at Harvard Medical School, Associate Physician of Medicine, Hematology/Oncology at Massachusetts General Hospital, and Director of the Henri and Belinda Termeer Center for Targeted Therapy, Massachusetts General Hospital Cancer Center. Dr. Flaherty is also the Deputy Chair for Biomarker Sciences and the Chair of the Developmental Therapeutics Committee in the Eastern Cooperative Oncology Group. Dr. Flaherty has served as Principal Investigator for numerous first-in-human clinical trials with novel, targeted therapies, including the first in-human trials of the first prospectively developed selective BRAF inhibitors for metastatic melanoma. He currently serves on the board of directors of Loxo Oncology, Inc. (NASDAQ: LOXO). Dr. Flaherty has a Bachelor of Science from Yale University and medical degree from Johns Hopkins University. Dr. Flaherty trained in internal medicine at Brigham and Women’s Hospital and completed a medical oncology fellowship at the University of Pennsylvania. We believe that Dr. Flaherty possesses specific attributes that qualify him to serve as a member of our board of directors, including his scientific background and experience as a clinician in the field of oncology, as well as his expertise reflected in his significant scientific and medical journal publications.

Ginger Graham has served as a member of our board of directors since 2013. She is the former President and CEO of Amylin Pharmaceuticals, a biopharmaceutical company based in San Diego, CA focused on diabetes and obesity. Previously, Ms. Graham was Group Chairman, Office of the President for Guidant Corporation. She is the former President and CEO of Two Trees Consulting, where she coached first-time CEOs of public and private companies. She has been a senior lecturer at Harvard University and a faculty member in its Entrepreneurship Unit. Ms. Graham serves on the Boards of Directors for Elcelyx Therapeutics Inc., Genomic Health, Inc. (NASDAQ: GHDX), Surefire Medical and Walgreens Boots Alliance, Inc. (NASDAQ: WBA). Ms. Graham has a Bachelor of Science, Agriculture with high honors from the University of Arkansas and a Master in Business Administration with distinction from Harvard Business School. We believe Ms. Graham possesses specific attributes that qualify her to serve as a member of our board of directors, including her years of business and leadership experience in the life sciences industry.

Edward J. McKinley has served as a member of our board of directors since our inception and serves as the chairman of our audit committee. Mr. McKinley spent 20 years serving in various roles at the private equity firm Warburg Pincus, including managing the firm’s private equity activity in Europe and serving on the firm’s Management Committee. Before joining Warburg Pincus, he was with the management consulting firm McKinsey & Company. Mr. McKinley also served on the board of Pharmion Corporation (acquired in 2008) and currently serves on the boards of several private companies, and as an advisor or investment committee head for several investment management firms. He also serves on the investment committee of several endowments, and on the boards or advisory boards of several non-profit organizations. He graduated Phi Beta Kappa with honors from Stanford University and holds a graduate management degree from Yale University. We believe that Mr. McKinley possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry, his years of business and leadership experience and his financial sophistication and expertise.

PROPOSAL 2

APPROVAL AND RATIFICATION OF OUR NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Background Regarding Director Compensation Policy

On April 12, 2018, our board of directors, at the recommendation of our compensation committee approved the Non-Employee Director Compensation Policy, a copy of which is attached as Appendix A (the “Director Compensation Policy”), subject to approval by our stockholders at the Annual Meeting.

We are asking our stockholders to approve the Director Compensation Policy, which will become effective on the date of such approval, pursuant to which our non-employee directors will receive equity awards and annual cash retainers as compensation for their service on our board of directors and, if applicable, a committee of the board of directors. We believe that the specialized skills, talent, judgment and dedication of our directors are critical factors affecting the long-term value of our company. The goal of the Director Compensation Policy is to attract and retain talented directors for service on our board of directors and to provide appropriate compensation for our directors’ leadership and expertise and competitive with the compensation of non-employee directors at our peer group companies. Without this program, it may be difficult for us to retain our current non-employee directors and to recruit additional qualified individuals to serve.

Background Regarding Director Compensation Litigation

On May 10, 2017, John Solak, a purported stockholder of the Company, filed a shareholder derivative complaint in the Court of Chancery of the State of Delaware (the “Solak Complaint”) against certain directors and an officer of the Company, alleging that the defendants breached their fiduciary duties owed to the Company by adopting a compensation plan that overcompensated the non-employee director defendants, in relation to companies of comparable market capitalization and size. The Solak Complaint also alleged claims of waste of corporate assets and unjust enrichment due to this allegedly wrongful compensation plan. The Solak Complaint sought, among other things, an award of money damages and the imposition of corporate governance reforms.

On February 26, 2018, the defendants entered into a stipulation of compromise and settlement with the plaintiff that is intended to settle the Solak action and which contains no admission of wrongdoing by the defendants. The proposed settlement is subject to Court approval upon the conclusion of a settlement hearing concerning the fairness of the terms of the proposed settlement, which will be scheduled following the provision of notice to stockholders of the Company.

Pursuant to the stipulation of compromise and settlement, we agreed to review our compensation policy for our non-employee directors and to enhance our disclosure of our philosophy and decision-making process with respect to non-employee director compensation. In addition, we agreed to formulate a new policy for non-employee director compensation and to submit it to our stockholders for their consideration and approval. In accordance with the terms of the proposed settlement, the Company is submitting the Director Compensation Policy for stockholder vote at the Annual Meeting.

Director Compensation Policy

Our board of directors approved the Director Compensation Policy because it believes that it provides the appropriate level of cash and equity compensation necessary to attract and retain the type of qualified individuals who it believes are necessary and desirable to serve on our board of directors and its committees and to work in the best interests of the Company and our stockholders. A summary of the material terms of the Director Compensation Policy is set forth below. This is only a summary. Please review the full policy, which is attached hereto as Appendix A.

Based on a review conducted by Radford of the compensation of non-employee directors at our peer group companies, the aggregate consideration to be received by our non-employee directors under the Director Compensation Policy would place them in between the 50th and 75th percentile of directors in our peer group. See “—Executive Compensation Peer Group” on page 31 for more information about our peer group.

Cash Compensation

Annual Retainer Fee

During the twelve-month period following the date of each annual meeting of the Company’s stockholders, each non-employee director will be paid an annual cash retainer of $50,000 for his or her service on our board of directors; provided, that for the twelve-month period after the date any individual first becomes a non-employee director, such director will be paid an annual cash retainer of $75,000. The annual cash retainer will be paid quarterly in arrears on a prorated basis. There are no per-meeting attendance fees for attending board meetings.

Committee Chairperson and Member Annual Cash Retainer

In addition to the annual cash retainer described above, each non-employee director who serves as chair or a member of a committee of the board of directors is paid the following annual fees during the twelve-month period following the date of each annual meeting of the Company’s stockholders: (i) $30,000 to the chairperson of the board of directors; (ii) $20,000 to the chairperson of the audit committee; (iii) $15,000 to the chairperson of the compensation committee; (iv) $10,000 to the chairperson of the nominating and corporate governance committee; (v) $10,000 to each member of the audit committee (other than the chairperson); (vi) $7,500 to each member of the compensation committee (other than the chairperson); and (vii) $5,000 to each member of the nominating and corporate governance committee (other than the chairperson).

Equity Compensation

The Company grants equity awards under its 2011 Stock Incentive Plan. For more information on the 2011 Stock Incentive Plan, see “—Narrative Disclosure Relating to Summary Compensation Table and Grant of Plan Based Awards Table—Stock Plan on page 45”. The value of any equity award described below will be its grant date fair value as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision. The exercise price per share for any such equity award will equal the closing price, on the date of grant, of a share of the Company’s common stock (as reported on the NASDAQ Global Select Market or the principal national securities exchange on which the Company’s common stock is listed, if different) or the closing price on the most recent date on which such closing price is reported, if not reported on the date of grant.

Initial Stock Option Awards

Upon his or her initial election or appointment to our board of directors, each non-employee director will receive a nonstatutory stock option to purchase shares of our common stock with a fair value of $525,000 (the “Initial Award”). The Initial Award will vest and, if applicable, become exercisable, over three years, with one-third (1/3) of the shares subject to the Initial Award vesting on each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continuous service as a board member through the vesting dates; provided, that the Initial Award will be fully accelerated in the event of a change of control as described in the 2011 Stock Incentive Plan.

Annual Stock Option Awards

On the date of each annual meeting, each non-employee director will receive, in addition to the Initial Award (if applicable), a stock option to purchase shares of our common stock with a fair value of $350,000

(each, an “Annual Award”). The shares subject to each Annual Award will vest and, if applicable, become exercisable in equal monthly installments over a twelve-month period after the applicable date of grant, subject to the non-employee director’s continuous service as a board member through the vesting dates; provided, that each Annual Award will be fully accelerated in the event of a change of control as described in the 2011 Stock Incentive Plan.

Form and Allocation

As described below, at the present time the equity awards granted pursuant to the terms of the Director Compensation Policy are in the form of nonstatutory stock options. Granting our directors stock options aligns their interests with those of our stockholders because stock options only provide an economic benefit if the value of our common stock increases from the date of grant.

The board of directors may, in its sole discretion, use a stock-based award other than stock options granted under the 2011 Stock Incentive Plan to deliver an Annual Award or Initial Award to a non-employee director if such alternative stock-based award has an equivalent grant date fair value.

The board of directors may, in its sole discretion, modify the value of the annual cash retainer, the Annual Award and/or the Initial Award, provided that the aggregate value of the annual cash retainer and the Annual Award may not exceed $400,000, and the aggregate value of the annual cash retainer and the Initial Award may not exceed $600,000.

Amendment and Termination

The board of directors may amend or terminate the Director Compensation Policy, but any amendment or termination prior to the 2021 annual meeting will also require stockholder approval. Notwithstanding the foregoing, the Director Compensation Policy will terminate upon any application by the Company or NASDAQ (or the principal national securities exchange on which the Company’s common stock is listed, if different) to delist the Company’s common stock from such exchange.

Attracting and retaining talented and qualified individuals to serve on our board of directors is vital to the Company’s long-term success. The Director Compensation Policy is critical for us to be able to accomplish this, and we believe that failure to approve the Director Compensation Policy may have an adverse effect on our ability to retain and recruit non-employee directors. Accordingly, we are asking our stockholders to approve this proposal and ratify the Director Compensation Policy so that we can continue compensating our non-employee directors fairly and competitively for their service on our board of directors.

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the Director Compensation Policy. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 2

PROPOSAL 3

VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, at the Annual Meeting, our stockholders are entitled to vote, on an advisory (nonbinding) basis, on the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

A majority of the votes cast at the 2012 annual meeting were voted in favor of holding the advisory vote on executive compensation every three years. The advisory vote on executive compensation was last held at the 2015 annual meeting.

Although the vote is advisory and, accordingly, the results are not binding on us, our compensation committee and board of directors value the input of our stockholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

As described more fully under the heading “Compensation Discussion and Analysis” in this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Clovis Oncology, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Clovis Oncology, Inc. Proxy Statement for the 2018 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

Stockholder approval of this Proposal 3 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of votes on this proposal presented to the stockholders and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 3.

PROPOSAL 4

FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, our stockholders are entitled to vote, on an advisory basis, on whether the stockholder vote on the compensation of our named executive officers should occur every one, two or three years. Under the rules issued by the SEC, stockholders also have the option to abstain from voting on the matter.

Although the vote is advisory and, accordingly, the results are not binding on us, our compensation committee and board of directors value the input of our stockholders and will consider the results of the vote when making decisions on the frequency of the stockholder vote on the compensation of our named executive officers.

The board of directors recommends a stockholder vote on the compensation of our named executive officers every year. In formulating its recommendation, our board of directors considered that an annual advisory vote on the compensation of our named executive officers will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statements each year. This approach is aligned with the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the board of directors believes that stockholder sentiment should be a factor that is taken into consideration by the board and the compensation committee in making decisions with respect to executive compensation.

Accordingly, the board of directors is asking stockholders to indicate their preferred voting frequency. The proxy card provides stockholders with four choices (every one, two or three years, or abstain).

If a quorum is present and voting at the Annual Meeting, the alternative receiving the highest number of votes—every one year, every two years or every three years—will be the stockholders’ recommendation, on an advisory basis, of the frequency of the stockholder vote on executive compensation. Abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 4.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2009. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests or those of our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2017 and December 31, 2016, by Ernst & Young LLP, our principal accountant.

	Year Ended December 31,
	2017	2016
Audit Fees(1)	$1,039,883	$634,779
Tax Fees(2)	230,788	101,464

	$1,270,671	$736,243

(1)	Audit fees include fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, professional services related to our public offerings of securities and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Tax fees include fees associated with tax compliance, tax advice and tax planning.

All fees described above for the year ended December 31, 2017 were approved by our audit committee.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on this proposal presented to the stockholders and will have the same effect as negative votes. The approval of Proposal 5 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 5.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Board Independence

Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Drs. Barrett, Blair, Flaherty, and Spickschen, Ms. Graham, or Messrs. Atwood, Klingenstein and McKinley, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Our board of directors also determined that Messrs. Atwood, Klingenstein, and McKinley, who comprise our audit committee, Drs. Barrett, Blair, Spickschen, and Ms. Graham, who comprise our compensation committee, and Drs. Barrett, Blair, Flaherty, and Mr. Atwood, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board of directors has an independent Chairman, M. James Barrett. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as we continue to grow. We separate the roles of Chief Executive Officer and Chairman of the board of directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, day-to-day leadership and performance, while the Chairman of the board of directors provides guidance to the Chief Executive Officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to management of our board of directors and oversight of us. However, no single leadership model is right for all companies and at all times. The board of directors recognizes that depending on the circumstances, other leadership models, such as combining the role of Chairman with the role of Chief Executive Officer, might be appropriate. Accordingly, the board of directors may periodically review its leadership structure.

Board’s Role in Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management processes on behalf of the full board of directors. The audit committee receives reports from management at least quarterly regarding our assessment of risks. In addition, the audit committee reports regularly to the full board of directors, which also considers our risk profile. The audit committee and the full board of directors focus on the most significant risks we face and our general risk management strategies. While our board of directors oversees our risk management, company management is responsible for day-to-day risk management processes. Our board of directors expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board leadership structure, which also emphasizes the independence of the board in its oversight of our business and affairs, supports this approach.

Board Meetings

During the fiscal year 2017, our board of directors met 8 times, including telephonic meetings. In that year, each director attended at least 75% of the aggregate of the meetings held by the board of directors, and each director who is a member of a committee attended at least 75% of the meetings the committees of our board of directors held on which the director served. Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meetings of stockholders, directors are encouraged to attend. However, due to scheduling conflicts we held a meeting of the board of directors in Boulder, CO two weeks prior to our 2017 annual meeting of stockholders and, with the exception of Mr. Mahaffy, none of our directors then serving attended the 2017 annual meeting of stockholders. In prior years, most if not all of our directors attended our annual meeting of stockholders.

Information Regarding Board Committees

Our board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for 2017 for each of the board of directors committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Employee Director:
Patrick J. Mahaffy	—		—		—
Non-Employee Directors:
Brian G. Atwood	X		—		X
M. James Barrett	—		X		X	*
James C. Blair	—		X	*	X
Keith Flaherty	—		—		X
Ginger L. Graham	—		X		—
Paul H. Klingenstein	X		—		—
Edward J. McKinley	X	*	—		—
Thorlef Spickschen	—		X		—

Total meetings in 2017:	5		8		4

*	Committee Chair

Below is a description of each committee of the board of directors.

Audit Committee

The members of the audit committee are Messrs. Atwood, Klingenstein, and McKinley, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that Mr. McKinley qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. McKinley serves as chairman of this committee. During the fiscal year 2017, our audit committee met five times, including telephonic meetings.

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, and assists our board of directors by: (1) overseeing and monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements and our internal accounting procedures and systems of internal controls (2) assuming direct responsibility for the appointment, compensation, retention and oversight of work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attestation services, for overseeing and monitoring our independent registered public accounting firm’s qualifications and independence, and for dealing directly with any such accounting firm, including resolving disagreements between management and our independent auditor; (3) providing a medium for consideration of matters relating to any audit issues; and (4) preparing the audit committee report required to be included in our filings under the rules and regulations of the SEC. The written charter for the audit committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

Our audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2017 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.

Our audit committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to our audit committee, including the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, our audit committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with our audit committee concerning independence, and has discussed with Ernst & Young LLP their independence.

Based on the review and discussions referred to above, our audit committee has recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2017, filed by us with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Brian G. Atwood

Paul H. Klingenstein

Edward J. McKinley

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not to be incorporated by reference in any filing of Clovis Oncology, Inc. under the Securities Act of 1933, as amended, or the “Securities Act,” or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The members of the compensation committee are Drs. Barrett, Blair, and Spickschen and Ms. Graham, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and is an outside director, as defined pursuant to Section 162(m) of the Code. Dr. Blair serves as chairman of this committee. During fiscal year 2017, our compensation committee met eight times, including telephonic meetings.

The compensation committee assists our board of directors in discharging its responsibilities relating to (1) setting our compensation program and compensation and benefits of all of our executive officers and directors; (2) providing oversight for our incentive and equity-based compensation plans; (3) establishing and reviewing general policies relating to compensation and benefits of our employees; and (4) preparing the compensation committee report required to be included in our filings under the rules and regulations of the SEC. The compensation committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, except that it shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the compensation committee as a whole. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The written charter for the compensation committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. For a description of certain transactions between us and certain members of our compensation committee and their affiliated entities, see “Certain Relationships and Related Party Transactions” below. None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Drs. Barrett, Blair, and Flaherty and Mr. Atwood, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market. Dr. Barrett serves as chairman of this committee. During fiscal year 2017, our nominating and corporate governance committee met four times, including telephonic meetings.

The nominating and corporate governance committee assists our board of directors in discharging its responsibilities relating to (1) developing and recommending criteria for selecting new directors, and identifying, screening and recommending nominees for election as directors; (2) screening and recommending to the board of directors individuals qualified to become executive officers; (3) evaluating our board of directors and its dealings with management; (4) developing, reviewing and recommending corporate governance guidelines and a code of business ethics; (5) generally advising our board of directors on other corporate governance and related matters; and (6) overseeing non-financial compliance. The written charter for the nominating and corporate governance committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying, considering and recommending director candidates to fill new positions or vacancies on our board of directors, including candidates proposed by our stockholders, except where the right to nominate a director legally belongs to a third party. Our board of directors is responsible for recommending a slate of directors for election by our stockholders.

In identifying individual candidates, our nominating and corporate governance committee considers current members of our board of directors, as well as candidates referred or recommended to it by directors, members of management, stockholders and others. In evaluating the suitability of individual candidates (both new candidates and current directors), our nominating and corporate governance committee, in recommending candidates for election, and our board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; commercialization experience in pharmaceutical companies; strong finance experience; experience relevant to us; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and practical and mature business judgment, including the ability to make independent analytical inquiries. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors. The nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members.

We have not received director candidate recommendations from our stockholders. We do not have a formal policy regarding consideration of such recommendations because any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Stockholders wishing to make director candidate recommendations should address such recommendations to our corporate secretary, Paul E. Gross, at Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, in accordance with the procedures detailed under the heading “Stockholder Proposals to be Presented at Next Annual Meeting” below.

Stockholder Communications with the Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Paul E. Gross, at Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Code of Business Ethics

We have adopted the Clovis Oncology, Inc. Code of Business Ethics that is reviewed and published annually and contains the ethical principles by which our chief executive officer and chief financial officer, among others, are expected to conduct themselves when carrying out their duties and responsibilities. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of our Code of Business Ethics by posting such information on our website at www.clovisoncology.com. Our Code of Business Ethics is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of March 31, 2018:

Name	Age	Position
Patrick J. Mahaffy	55	President and Chief Executive Officer; Director
Lindsey Rolfe, BSc, MB ChB, MRCP, FFPM	50	Executive Vice President of Clinical and Pre-Clinical Development and Pharmacovigilance and Chief Medical Officer
Gillian C. Ivers-Read	64	Executive Vice President of Technical Operations and Chief Regulatory Officer
C. Dale Hooks	51	Senior Vice President and Chief Commercial Officer
Daniel W. Muehl	55	Senior Vice President of Finance, Principal Accounting Officer and Principal Financial Officer

The following is biographical information as of March 31, 2018 for our executive officers other than Mr. Mahaffy, whose biographical information appears above in Proposal 1, Election of Directors.

Dr. Lindsey Rolfe has served as our Executive Vice President of Clinical and Pre-Clinical Development and Pharmacovigilance and Chief Medical Officer since August 2015. Dr. Rolfe joined Clovis in April 2010 and served as Senior Vice President of Clinical Development until her promotion. Dr. Rolfe has 20 years of drug development experience and previously served in senior oncology development roles at Celgene Corporation, Pharmion Corporation (acquired in 2008), Cambridge Antibody Technology, UCB Inc. and Celltech Group plc. Dr. Rolfe qualified in medicine at the University of Edinburgh. She undertook post graduate medical training in London, UK and obtained her post-graduate internal medicine qualification as a Member of the Royal College of Physicians (MRCP). She has specialist accreditation in Pharmaceutical Medicine from the UK General Medical Council and is a Fellow of the Faculty of Pharmaceutical Medicine.

Gillian C. Ivers-Read is one of our co-founders and has served as our Executive Vice President of Technical Operations and Chief Regulatory Officer since our inception. Previously, Ms. Ivers-Read served as Executive Vice President, Development Operations at Pharmion Corporation (acquired in 2008), beginning in 2002. From 1996 to 2001, Ms. Ivers-Read held various regulatory positions with Hoechst Marion Roussel and its successor, Aventis Pharmaceuticals, Inc., where she most recently held the position of Vice President, Global Regulatory Affairs. From 1994 to 1996, Ms. Ivers-Read was Vice President, Development and Regulatory Affairs for Argus Pharmaceuticals, and from 1984 to 1994, she served as a regulatory affairs director for Marion Merrell Dow. Ms. Ivers-Read received a B.Sc. in pharmacology from University College London.

C. Dale Hooks has served as our Senior Vice President and Chief Commercial Officer since January 2016. Mr. Hooks joined Clovis in August 2014 and served as Vice President of Sales until his promotion. Prior to joining Clovis, from 2004 to 2014, Mr. Hooks held many marketing and sales leadership positions at Genentech, Inc., including Franchise Head, Sales and Marketing of the skin cancer franchise. During his tenure at Genentech, he was responsible for the commercialization and launch of several key oncology brands across a variety of solid tumor categories, including lung, breast, colorectal, pancreatic and gastric cancers. Prior to Genentech, Mr. Hooks served in a number of sales and marketing leadership roles at GSK, Novartis and Galderma. Mr. Hooks has a B.S. degree in Marketing and Finance from Stephen F. Austin University and an M.B.A. from the University of North Carolina at Chapel Hill.

Daniel W. Muehl was appointed our Principal Accounting Officer and Principal Financial Officer in March 2016 and has served as our Senior Vice President of Finance since September 2016 and, prior to that, as our Vice President of Finance since 2015. Previously, Mr. Muehl was the Chief Financial Officer of biotechnology company Somalogic, Inc. from 2014 to 2015 and prior to that the Chief Financial Officer of bio-industrial company OPX Biotechnologies, Inc. from 2010 to 2014. He earned a Bachelor of Science degree in accounting from the University of Massachusetts—Amherst and received his Certified Public Accountant certificate in 1990.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the United States, Europe and other international markets. We generally target our development programs for the treatment of specific subsets of cancer populations and seek to simultaneously develop, with partners, companion diagnostics that direct our product candidates to the patients that are most likely to benefit from their use. We believe in rewarding our employees for helping us achieve our goals and delivering exceptional performance. Consistent with this general philosophy, we have designed our executive compensation program to tie a significant portion of an executive’s overall compensation to the achievement of our corporate goals and increases in stockholder value.

To help ensure our executives’ pay is aligned with our overall business strategy, our executive compensation program is driven by a core set of objectives which are supported by our overall compensation philosophy:

Objectives	Philosophy

Our executive compensation program is designed to:

✓Attract, motivate and retain talented executives who have the skills to drive our future growth and development.

✓Align executive and stockholder interests and our long-term interests through equity ownership requirements and grants of equity based awards.

✓Motivate the achievement of key strategic financial and operational goals that maximize rational growth.

Our executive compensation philosophy is built on the following principles:

✓Position compensation competitively in the marketplace.

✓Motivate our executives to achieve the greatest possible returns for our stockholders.

✓Reward results for achieving strong company-wide and individual performance (pay-for-performance).

We have developed our executive compensation program to align with current governance and best practices while being able to achieve our stated objectives and philosophy and support our ambitious business goals:

What We Do	What We Don’t Do

✓Maintain an industry-specific peer group for benchmarking pay

✓Target pay based on market norms

✓ Deliver executive compensation primarily through performance-based pay

✓ Award bonuses commensurate with performance

✓ Set challenging short- and long-term incentive award goals

✓Provide strong oversight that ensures adherence to incentive grant regulations and limits

✓Maintain a clawback policy for equity and incentive compensation

✓Require minimum levels of stock ownership by executives and directors

✓Require holding period for shares realized by executives from stock option exercises or equity award settlement

× Allow hedging or pledging of equity × Re-price stock options × Provide excessive perquisites × Provide supplemental executive retirement plans

What We Do	What We Don’t Do

✓ Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees

✓ Consult with an independent advisor on compensation levels and practices

The following individuals were our named executive officers of Clovis Oncology for 2017:

Named Executive Officer	Role	Tenure
Mr. Patrick J. Mahaffy	President and Chief Executive Officer; Director	Co-Founder[1]

Mr. Daniel W. Muehl	Senior Vice President of Finance, Principal Accounting Officer and Principal Financial Officer	3 years

Ms. Gillian C. Ivers-Read	Executive Vice President, Technical Operations and Chief Regulatory Officer	Co-Founder[1]

Dr. Lindsey Rolfe	Executive Vice President of Clinical and Pre-Clinical Development and Pharmacovigilance and Chief Medical Officer	8 years

Mr. C. Dale Hooks	Senior Vice President and Chief Commercial Officer	4 years

[1]	Clovis Oncology was founded in 2009.

2017 Performance

In 2017, Clovis Oncology achieved the following corporate goals:

•	Successfully launched Rubraca and achieved net revenue goal;

•	Submitted a sNDA based on primary results of ARIEL3;

•	Achieved budgeted year-end cash goal;

•	Exceeded patient enrollment goals for the ARIEL4 study;

•	Defined strategy for rucaparib line extensions and initiated required clinical trials;

•	Completed post-marketing milestone commitments and requirements for NDA;

•	Submitted responses to the d120 questions according to the timeline agreed with EMA, and hosted a successful pre-approval inspection that supports MAA; and

•	Achieved a 90% employee retention rate.

Our focus remained on acquiring, developing and commercializing anti-cancer agents in 2017. We completed our first full year of commercialization of Rubraca® (rucaparib) following its approval by the U.S. Food and Drug Administration (FDA) in December 2016 as monotherapy for the treatment of patients with advanced ovarian cancer. This approval then supported our ability to raise net proceeds of $221.2 million in a financing in early January 2017, the first of two successful financings last year.

In June 2017, we reported topline data from our confirmatory phase 3 ARIEL3 trial of rucaparib, which successfully achieved the primary endpoint of improved progression-free survival (PFS) by investigator review in each of the three populations studied. PFS was also improved in the rucaparib group compared with placebo by blinded independent central review (BICR), a key secondary endpoint. Following the announcement of these results, we completed our second financing of 2017, raising net proceeds of $324.6 million in June 2017.

In October 2017, based on the results of the ARIEL3 trial, we submitted a supplemental New Drug Application (sNDA) to the FDA for Rubraca as maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. In December 2017, the FDA accepted our sNDA for Rubraca and granted priority review status to the application, which shortens the review period from the standard ten months to six months from acceptance of the sNDA, and assigned a Prescription Drug User Free Act goal date of April 6, 2018. We received approval for this new maintenance indication on April 6, 2018. Diagnostic testing is not required for patients to be prescribed Rubraca in this maintenance treatment indication.

In July 2017, we and Bristol-Myers Squibb Company (BMS) entered into a broad clinical collaboration evaluating the combination of Rubraca with BMS’s immunotherapy Opdivo® (nivolumab). The combination of Rubraca with Opdivo will be studied in three trials that are currently underway or expected to initiate in the first half of 2018: the ATHENA study, a phase 3 study in advanced ovarian cancer, sponsored by Clovis; a phase 3 study in advanced triple-negative breast cancer (TNBC), sponsored by BMS; and a phase 2 study in metastatic castrate-resistant prostate cancer (mCRPC), sponsored by BMS.

Throughout 2017 we continued to enroll patients in our ARIEL4 trial, our phase 3 confirmatory trial for third line treatment of ovarian cancer, and continued to establish sites and enroll patients in TRITON2 and TRITON3, our phase 2 and phase 3, respectively, trials for mCRPC. Our marketing authorization application (MAA) for a limited treatment indication in platinum-sensitive ovarian cancer, submitted to the European Medicines Agency (EMA) in late 2016, was under active review throughout 2017. In March 2018, the EMA’s Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion, recommending the granting of a conditional marketing authorization for Rubraca for this indication.	Total Shareholder Return (TSR) Our five-year annualized total shareholder return of 33.56% demonstrates that we are creating long-term value for our stockholders.

Based on our operational and financial performance in 2017, the target cash bonuses for our named executive officers paid out above target levels for the year; see page 27 for details on annual incentive award decisions. Overall, executive compensation for 2017 reflects our compensation objectives and our operating performance, demonstrating a long-standing commitment to pay our executives based upon the performance they deliver.

Overview of 2017 Compensation Decisions and Actions

The table below summarizes the decisions that the compensation committee made for 2017 relative to our named executive officers’ compensation, as well as updates to the compensation programs for 2018.

Factors Guiding Our Decisions

The following factors guided the compensation decisions for 2017:

•   Executive compensation program objectives and philosophy (see page 24);

•   Degree of achievement of key strategic financial and operational goals for 2016 (for salary and long-term incentive grant decisions made in early 2017) and for 2017 (for annual incentive plan payments in early 2018 and long-term incentive grant decisions made in 2018). See page 37 for our 2017 goals and performance;

•   Recommendations of our President and Chief Executive Officer (CEO) (other than with respect to his own compensation) (see page 31);

•   Advice of an independent outside compensation consultant (see page 31);

•   Stockholder input;

• Market pay practices as benchmarked by our independent consultant, including examining trends; and • Current and historical compensation.

Key 2017 Compensation Decisions

Base Salary

Effective March 1, 2017, Mr. Mahaffy received a base salary increase of 14.7%, Mr. Muehl received an increase of 13.6%, Dr. Rolfe received an increase of 8.0% and Mr. Hooks received an increase of 11.1% in order to align their salaries with, or in Dr. Rolfe’s case, slightly above, the 50th percentile of our peer group. Ms. Ivers-Read received a base salary increase of 3.0% consistent with the annual budget increase for all employees, as her base salary was already above the 50th percentile of our peer group. See page 36 for details.

Annual Performance Bonus

Based on the achievement of strong corporate-wide performance, the compensation committee awarded above-target bonus payouts at 115% of target for the named executive officers in March 2018. See page 37 for details.

Equity Grants

On March 27, 2017, named executive officers, other than Mr. Mahaffy, received annual equity grants in the form of stock options and restricted stock units (RSUs), each vesting in installments over a four-year period. Mr. Mahaffy received 75,000 performance-based stock options, with vesting contingent upon FDA approval of a supplemental NDA for second-line maintenance therapy for rucaparib based on data from the ARIEL3 trial (achieved April 6, 2018). Mr. Mahaffy received an additional 75,000 stock options that will vest over four years.

In determining the awards, the compensation committee considered competitive grant levels as well as the company’s compensation philosophy and performance. See page 38 for details.

Updated Executive Compensation Peer Group

To ensure that our executive compensation program remains competitive in the biotechnology and pharmaceuticals industry, we updated our peer group used for benchmarking executive compensation practices to reflect changes in our market capitalization and by adding late-stage pre-commercial and commercial biopharmaceutical companies. See page 31 for details.

New Employment Agreement for Mr. Muehl

On July 6, 2017, we entered into an employment agreement with Mr. Muehl to align the terms and conditions of his employment with those of our other named executive officers. See page 40 for details.

Cash Retention Bonuses for Messrs. Muehl and Hooks

In order to ensure Clovis would retain key employees through a potential U.S. approval and launch of Rubraca, in 2016 the compensation committee elected to grant a one-time cash bonus to certain employees, none of which were executive officers of the company. Because Messrs. Muehl and Hooks were not executive officers at such time and were identified as key employees by the company, Mr. Muehl was granted $50,000 and Mr. Hooks was granted $100,000 as a one-time cash retention bonus payable on the first regularly scheduled payroll date in March 2017 and February 2017, respectively.

Key 2018 Compensation Decisions

Base Salary

Effective March 1, 2018, Mr. Mahaffy received a base salary increase of 7.1%, Mr. Muehl received an increase of 15.7%, Dr. Rolfe received an increase of 4.1% and Mr. Hooks received an increase of 5.3% in order to align their salaries with the 50th percentile of our peer group. Ms. Ivers-Read received a base salary increase of 3.0% consistent with the annual budget increase for all employees, as her base salary was already above the 50th percentile of our peer group. See page 37 for details.

Annual Performance Bonus Targets

To better align their compensation with the 50th percentile of the company’s new peer group, annual performance bonus targets for all five named executive officers will increase by 5% for 2018. See page 37 for details.

Equity Grants

On March 1, 2018, named executive officers, other than Mr. Mahaffy, received annual equity grants in the form of stock options and RSUs, each vesting in installments over a four-year period. Mr. Mahaffy received 120,000 stock options that will vest over four years.

In determining the awards, the compensation committee considered competitive grant levels as well as the company’s compensation philosophy and performance. See page 39 for details.

Pay-for-Performance Focus

Aligning Pay with Performance

Our executive compensation program is designed to link pay and performance—an important principle of our compensation philosophy—whereby executives earn target compensation only to the extent we achieve our company-wide performance goals, some of which are short-term, while others take several years to achieve.

Our success depends largely on the contributions of motivated, focused and energized people all working to achieve our company-wide performance goals. Therefore, our annual and long-term incentive plans each have performance measures that apply to our 2017 named executive officers to foster teamwork and maximize our performance. The annual incentive plan also takes into account individual performance and contributions.

Performance-Based Compensation

To the extent target performance measures are not achieved, or they are exceeded, the named executive officers generally will earn compensation below or above the target total compensation, respectively, supporting our pay-for-performance objectives.

	Annual Performance Bonus	Equity Compensation	Equity Compensation
	Short-Term Incentive (Cash)	Long-Term Incentive (Stock Options)	Long-Term Incentive (Restricted Stock Units)

Objective	Short-term operational and financial business priorities	Longer-term strategic goals and stock price appreciation	Longer-term strategic goals and stock price appreciation

Time Horizon	1 Year	4 Years	4 Years

Metrics	Achievement of strong company-wide and individual performance	Stock price appreciation	Stock price appreciation

In order to support our pay-for-performance philosophy and our achievement of strong company-wide performance, the majority of the total compensation our CEO receives is performance-based, as shown below:

President and Chief Executive Officer Pay

This section presents supplemental information to the 2017 Summary Compensation Table that begins on page 42. The following chart shows realizable long-term compensation paid to our CEO for the past three years and indicates what we believe are more accurate statements of our CEO’s actual compensation value as compared to the compensation reported in the 2017 Summary Compensation Table, which is tied to the grant date fair value of awards.

The primary difference between the total amounts shown in the chart below (realizable pay) and in the 2017 Summary Compensation Table (reported pay) is that the chart below reflects the intrinsic value of our CEO’s equity awards based on our closing stock price on December 29, 2017 of $68.00 per share (2017 Values), as opposed to the reported pay in the 2017 Summary Compensation Table, which represents the grant date fair value of the applicable stock awards. Because the 2017 Values are based on the market value of our stock at year end, we believe the 2017 Values more accurately reflect the current value of the long-term compensation we have paid to our CEO. In addition, reported pay for our CEO in the 2017 Summary Compensation Table increased between 2016 and 2017 primarily due to the December 2016 expiration of Mr. Mahaffy’s base salary waiver that had been in effect for a substantial portion of 2016, and the company’s 2017 return to awarding annual equity grants to the named executive officers in March.

The chart below underscores the difference between grant date fair value and the 2017 Values of the annual long-term compensation earned by our CEO for the years 2015-2017, as applicable. Since the vast majority of our CEO’s reported pay represents potential pay, the chart below highlights the alignment of our at-risk compensation with the value of our stock and hence, the long-term interests of our CEO with those of our stockholders. For 2017 and 2015, our CEO’s realizable compensation is significantly less than the grant date fair value compensation, reinforcing the performance orientation of our program and the alignment of interests between our executives and our stockholders. The same would have been true for 2016, however, Mr. Mahaffy did not receive an equity award that year.

Additionally, our CEO, who is a founder, continues to hold all of the equity he has been granted since our IPO apart from small gifts to his children and to a donor-advised fund for the purpose of charitable contributions, reflecting his long-term commitment to building value for our stockholders. Because of this, our CEO has not realized any gains from any equity-based compensation, as evidenced in his realized pay in the chart below.

CEO 2018 TRAGET COMPENSATION MIX

Realizable pay includes:

Base Salary: Yearly pay based on role, skills, experience and performance in the role

Annual Performance Bonus: Annual cash award payout amounts for 2015, 2016 and 2017

Equity Compensation: Represents the current intrinsic value of the stock options granted during that year using the stock price on December 29, 2017

Realized pay includes:

Base Salary: Yearly pay based on role, skills, experience and performance in the role

Annual Performance Bonus: Annual cash award payout amounts for 2015, 2016 and 2017

Equity Compensation: Gains received from exercised stock options

Governance of Executive Compensation

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for determining appropriate compensation levels and arrangements for our named executive officers, ensuring they are consistent with our compensation philosophy and objectives, and support the successful recruitment, development and retention of executive talent and leadership required to achieve our business objectives. In making this determination, the

The compensation committee reviews all the components of annual compensation (including base salary, annual performance bonus and equity compensation) for the named executive officers and determines that each individual’s total compensation is reasonable and consistent with our compensation philosophy.

compensation committee considers each named executive officer’s individual performance and contributions to our growth and success, as well as overall achievement of performance goals. The compensation committee also considers the recommendations of our CEO, market data provided by the compensation committee’s external independent compensation consultant and additional factors, such as the named executive officer’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

In determining the levels and mix of compensation, our compensation committee has not generally relied on formulaic guidelines, but rather has maintained a flexible approach to compensation determinations, which allows it to adapt the various elements of compensation to motivate individual executives and achieve our specific strategic and financial goals.

The compensation committee then approves, with any modifications it deems appropriate, base salaries, target annual performance bonus opportunities, equity compensation opportunities and grants for our named executive officers.

CEO TARGET TOTAL DIRECT COMPENSATION AND REALIZABLE PAY

In reviewing our compensation program, the compensation committee considers whether the programs encourage unnecessary or excessive risk taking that could have a material adverse effect on us and has concluded that they do not.

Role of the President and Chief Executive Officer

Our CEO periodically reviews each named executive officer’s overall performance and makes recommendations to the compensation committee on the elements of the named executive officers’ compensation (other than for the CEO). These recommendations are based on our CEO’s personal review of the other named executive officers’ performance, job responsibilities and importance to our overall business strategy, as well as our compensation philosophies. Although these recommendations are given significant weight, the compensation committee retains full discretion when determining compensation.

The compensation package for our CEO is determined by the compensation committee in its sole discretion. Our CEO does not participate in discussions regarding his compensation.

Role of the Compensation Consultant

The compensation committee retains ultimate responsibility for compensation-related decisions. The compensation committee has the power to hire and fire independent compensation consultants, legal counsel, and financial or other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of our senior management. The compensation committee

The compensation committee has assessed the independence of Radford pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Radford from independently representing the compensation committee.

recognizes the importance of objective, independent expertise and advice in carrying out its responsibilities. To add rigor in the review process and to inform the compensation committee of market trends, the compensation committee engages the services of Radford, an Aon Hewitt company, to review and advise on our compensation practices and to assess whether our compensation program is competitive and supports the compensation committee’s goal to align the interests of executive officers with those of stockholders. Radford also provides market data directly to the compensation committee, which the compensation committee references when determining compensation for executive officers.

The compensation committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. The compensation committee regularly reviews its relationship with, and assesses the independence of, Radford to ensure executive compensation consulting independence.

The process includes a review of the services Radford provides, the quality of those services, and fees associated with the services during the year.

Executive Compensation Peer Group

We believe that stockholders are best served when the compensation packages of senior executives are competitive but fair. By fair, we mean that the executives will be able to understand that the compensation package reflects their market value and their personal contribution to the business. To help ensure we provide our named executive officers with fair and market-competitive compensation and to support retention of our key leaders, we annually review compensation we offer our executives against executives within our peer group. Our 2017 peer group consisted of companies determined to be:

•	Market capitalization in the range of $1 billion to $7.5 billion (approximately 0.3 to 3 times the company’s market capitalization);

•	Commercial companies with revenues under $300 million (or recent NDAs with breakthrough designation by the FDA); and

•	Generally between 300 and 500 employees.

These groups are regularly reviewed by our compensation committee with consideration given to our strategy and the advice of our compensation committee’s independent advisor. Our compensation committee approved the following 19 companies as part of our peer group for 2017:

2017 Executive Compensation Peer Group
ACADIA Pharmaceuticals, Inc. Array BioPharma Exelixis Halozyme Therapeutics[1] Intercept Pharmaceuticals Ionis Pharmaceuticals[1] Ironwood Pharmaceuticals[1]	Momenta Pharmaceuticals[1] Nektar Therapeutics[1] Neurocrine Biosciences[1] Pacira Pharmaceuticals[1] Puma Biotechnology Repligen[1]	Seattle Genetics Supernus Pharmaceuticals[1] TESARO The Medicines Company[1] Theravance Biopharma[1] Ultragenyx Pharmaceutical, Inc.

[1]	Added as new compensation peer for 2017.

Targeting Compensation to Market

The compensation committee believes that targeting compensation for each executive between the 50th and 75th percentiles of their counterparts in our publicly-traded peer companies helps achieve our compensation objectives and will better position us to achieve our goals.

Using Peer Group Data to Set Target Opportunity

In setting 2017 compensation, the compensation committee reviewed the market data for our peer group and compared each named executive officer’s base salary, target annual performance bonus and equity compensation value, separately and in the aggregate, to amounts paid to similarly-situated executives at our peer companies.

Compensation for each executive may vary from this range depending on other factors, such as internal pay equity amongst our named executive officers or levels of authority, responsibility and experience of our named executive officers that exceed the norms for individuals holding comparably-titled positions at other companies.

Other Key Features of Our Executive Compensation Program

As we look to the future of the company, we have adopted policies to help drive sustainable growth by further aligning the financial interests of our executives and stockholders with long-term stock price performance, which will help limit excessive risk-taking and executive misconduct through stock ownership guidelines, minimum holding requirements, a clawback policy and an enhanced anti-hedging policy, as outlined below.

Stock Ownership Guidelines

Our stock ownership guidelines require all executive officers to hold a minimum number of shares of our stock while serving as an executive officer. The guidelines are intended to further align the interests of executive management with those of our stockholders by requiring executives to be subject to the same long-term stock price volatility our stockholders experience. The minimum threshold is based on a multiple of base compensation, equal to three times base salary for our CEO and one times base salary for all other executive officers.

When determining whether the executive officers have met the minimum threshold requirements under the policy, calculations include all shares held outright by the executive and any vested equity awards. Each executive initially has five years in order to meet his or her minimum ownership threshold (and one year after a salary increase). During this five-year phase-in period, the executive is not allowed to sell more than 50% of any vested equity awards until he or she has met the applicable minimum threshold. The policy is administered and monitored by our Principal Financial Officer under the direction of the compensation committee. Currently, each of our named executive officers is in compliance with our stock ownership guidelines.

Minimum Holding Requirements

All new equity awards are subject to minimum holding requirements. This requires all executive officers to hold any shares obtained upon the exercise of a stock option or the vesting or settlement of other share-based awards for at least six months, except as necessary to cover the exercise price, taxes and broker commissions.

Clawback Policy

We maintain specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of our financial statements. If the board determines that an executive officer has engaged in detrimental conduct that directly or indirectly results in a material misstatement in our financial statements or performance metrics, which affects the executive officer’s compensation, the board of directors may, in its discretion, seek reimbursement of any portion of performance-based equity awards earned by or incentive cash compensation paid or awarded to the executive that is greater than what would have been earned by, paid or awarded to the executive if calculated based on the restated financial statements or performance metrics. If the board of directors determines that it is appropriate to recoup incentive cash compensation or performance-based equity awards from an executive officer under this policy, the board of directors will, in its sole discretion, determine the following:

•	The amount of incentive based cash compensation or equity compensation provided to the executive officer that is subject to recoupment, and

•	The method of recoupment, including whether to seek the return of incentive-based compensation already paid or to withhold or otherwise recoup (totally or partially) compensation that has not vested or has not been paid.

Anti-Hedging and Anti-Pledging Policies

Our Insider Trading Policy prohibits hedging, pledging, short sales and transactions involving puts, calls and other derivative securities on an exchange by any employee or director.

Impact of Accounting and Tax Requirements on Compensation

Section 162(m) of the Internal Revenue Code, or Section 162(m), generally disallows public companies a tax deduction for compensation in excess of $1 million paid to their chief executive officers and three other highly compensated executive officers (other than the chief financial officer) unless an exemption applies. The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) and, among other things, beginning in 2018, expanded the scope of the executive officers subject to Section 162(m), or the Covered Employees, to include any individual who served as the chief executive officer and chief financial officer at any time during the taxable year and the three other most highly compensated officers (other than the chief executive officer and chief financial officer) for the taxable year, and now provides that once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The compensation committee periodically reviews the potential consequences of Section 162(m) with respect to the elements of our compensation program; however, given that the impact of Section 162(m) on taxes currently payable by us is mitigated by our net operating loss carryforwards and in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the compensation committee has not limited compensation to those levels or types of compensation that would be deductible by us.

Establishing Say-on-Pay Vote

We are committed to soliciting and considering stockholder input as we evaluate the design of our executive compensation programs and the specific compensation decisions for each of our named executive officers.

In June 2012, we adopted a triennial approach to stockholder advisory votes on the compensation of our named executive officers (a “say-on-pay” vote). Over 76% of our stockholders approved the compensation of our named executive officers in 2015. In June of this year, we will hold our next scheduled say-on-pay vote to give stockholders the opportunity to provide input, on an advisory basis, on our executives’ compensation and on the frequency with which we should hold future say-on-pay votes.

The members of our compensation committee favor a strong pay-for-performance approach to executive compensation and value stockholder feedback. In response to the 2015 say-on-pay vote and our annual review of our executive compensation programs and governance practices, our compensation committee determined no changes to our compensation programs were necessary for 2018.

Elements of the Executive Compensation Program

Our executive compensation program is designed to align the interests of our named executive officers and stockholders and to encourage both personal and collective contributions to support our growth. The following chart highlights the key elements of our executive compensation program and how each is linked to program objectives.

	Type of Compensation	Link to Program Objectives
Base Salary	Cash

•   Fixed level of cash compensation to support attraction and retention of key executives in a competitive marketplace

•   Allows us to pay our executives competitively with compensation levels in the biopharmaceutical market

Annual Performance Bonus	Cash

•   Target cash incentive opportunity (set as a percentage of base salary) that encourages executives to achieve strong annual company-wide performance

•   Assists in retaining, attracting and motivating employees in the near term

Equity Compensation	Stock Options and RSUs

•   Focuses executives on achievement of long-term company strategic goals and total stockholder return, thereby creating long-term stockholder value (pay-for-performance)

•   Four-year vesting promotes retention, helping to maintain a stable, continuous management team

•   Named executive officers, similar to all employees, can participate in the Employee Stock Purchase Plan to purchase our ordinary shares at a discount on a tax-qualified basis through payroll deductions

•   Promotes ownership in the company

Retirement Benefits	Benefit

•   Named executive officers participate in the 401(k) plan available to all employees

•   Retirement benefits are a standard element of a total rewards package that helps attract and retain executive talent

Other Benefits	Benefit

•   Named executive officers participate in the benefit plans available to all employees, including health benefits and taxable life insurance premiums (also applicable to all employees)

•   Benefit plans are a standard element of a total rewards package that helps attract and retain executive talent

•   Perquisites are limited in amount and the compensation committee limits eligibility and use; named executive officers receive supplemental long-term disability coverage

Severance and Double Trigger Change of Control Agreements	Benefit

•   Helps ensure named executive officers remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss

•   Provides confidentiality, non-compete and non-solicit protections

Analysis of 2017 Compensation Decisions

Compensation packages for our named executive officers generally consist of base salary, bonus programs and equity compensation. In determining the levels and mix of compensation, we have not generally relied on formulaic guidelines, but rather have maintained a flexible approach to compensation determinations based on specific strategic and financial goals deemed important to our long-term success. We believe that the relationship of fixed to performance-based compensation is properly balanced and provides us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for increases in the value of our common stock.

Base Salary

Base salaries for the named executive officers are intended to reflect their skill set, experience, role and responsibilities. The compensation committee initially determines base salary for named executive officers at the time of their appointment based on their position. The compensation committee periodically reviews base salaries for the named executive officers and may make adjustments based on individual performance, overall company performance and, when appropriate, to maintain consistency with our compensation objectives, including being market competitive.

Establishing Base Salaries

When establishing base salaries for named executive officers, the compensation committee considers an initial guideline between the 50th and 75th percentiles of the general industry and peer company data for comparable roles. Individual and company performance are also considered.

2017 Base Salary Decisions

Effective March 1, 2017, base salaries for Messrs. Mahaffy, Muehl and Hooks and Dr. Rolfe were increased to align with (or slightly above in the case of Dr. Rolfe) the 50th percentile of our new peer group. Ms. Ivers-Read, who was already at the 75th percentile, received a base salary increase consistent with the annual budget increase for all employees. Dr. Rolfe’s base salary was increased to slightly above the 50th percentile of our new peer group in recognition of the determination that the scope of her duties supported an increase.

The following table lists the compensation of our named executive officers for 2016 and 2017.

	2017 Base Salary
	2016 Salary		2017 Salary	Percent Change
Patrick J. Mahaffy	$566,500	[1]	$650,000	14.7%
Daniel W. Muehl	$330,000		$375,000	13.6%
Gillian C. Ivers-Read	$424,360		$437,132	3.0%
Lindsey Rolfe	$435,000		$470,000	8.0%
C. Dale Hooks	$360,000		$400,000	11.1%

[1]	Mr. Mahaffy earned a base salary at an annual rate of $566,500 from January—April 2016, at which time he voluntarily waived his right to receive any salary in excess of $1 (plus the cost of any employee-paid premiums for health and welfare benefits) until the approval by the FDA to commercially distribute, sell or market rucaparib or other events. Mr. Mahaffy’s salary was reduced to $1 until December 2016, at which time it was reinstated to $566,500.

2018 Base Salary Decisions

Effective March 1, 2018, base salaries for Messrs. Mahaffy and Hooks and Dr. Rolfe were increased to align with the 50th percentile of our peer group; the same is true for Mr. Muehl, whose increase was larger due to his 2016 promotion to Senior Vice President of Finance, Principal Accounting Officer and Principal Financial Officer. Ms. Ivers-Read, who was already at the 75th percentile, received a base salary increase consistent with the annual budget increase for all employees.

	2018 Base Salary
	2017 Salary	2018 Salary	Percent Change
Patrick J. Mahaffy	$650,000	$696,300	7.1%
Daniel W. Muehl	$375,000	$433,800	15.7%
Gillian C. Ivers-Read	$437,132	$450,246	3.0%
Lindsey Rolfe	$470,000	$489,300	4.1%
C. Dale Hooks	$400,000	$421,300	5.3%

Annual Performance Bonus

Our annual performance bonus provides named executive officers with the opportunity to earn rewards based on the achievement of strong corporate-wide performance.

2017 Annual Performance Bonus Decisions

During the first quarter of 2018, the compensation committee reviewed our performance against our 2017 corporate goals, as well as the overall progress of the company. The 2017 corporate-wide goals included:

Linking Compensation to Performance The compensation committee believes that linking pay to performance will motivate our executives to achieve the greatest possible returns for our stockholders.

2017 Corporate Goals	Status
Successfully launching Rubraca and achieving net revenue goal;	COMPLETED
Submitting sNDA based on primary results of ARIEL3;	COMPLETED
Achieving budgeted year-end cash goal;	COMPLETED
Meeting patient enrollment goals for ARIEL4 and TRITON studies;	PARTLY COMPLETED
Defining strategy for rucaparib line extensions and initiating required clinical trials;	COMPLETED
Completing post-marketing milestone commitments and requirements for NDA;	COMPLETED
Submitting responses to the d120 questions according to the timeline agreed with EMA, and hosting a successful pre-approval inspection that supports MAA;	COMPLETED
Acquiring development and commercialization rights to one additional molecule; and	NOT COMPLETED
Achieving a 90% employee retention rate.	COMPLETED

For purposes of annual performance bonus, our named executive officers are measured on corporate performance goals. While we did not complete one of our corporate goals, and partially completed another of our corporate goals, based on strong corporate-wide performance and the significance and weight of the seven goals we fully achieved, particularly the successful launch of Rubraca, the compensation committee determined to pay bonus awards in an amount equal to 115% of target levels for the named executive officers. In determining to pay out the bonus above target, the compensation committee factored in the several additional corporate achievements that were not specified as corporate goals, but were nevertheless regarded as important. The signing of the clinical collaboration with BMS to evaluate the combination of Rubraca with BMS’s immunotherapy Opdivo is a key part of our development program to expand beyond Rubraca solely as monotherapy. We successfully completed two financings in 2017, raising net proceeds of $221.2 million in January 2017 and net proceeds of $324.9 million in June 2017. The release of topline data in June 2017 from our confirmatory phase 3 ARIEL3 trial of Rubraca served as the basis for our sNDA submission for the Rubraca maintenance indication.

	2017 Annual Incentive (paid in 2018)
	Target as a % of Base Salary	Target Award Opportunity	Actual Amount Awarded
Patrick J. Mahaffy	65%	$422,500	$485,975
Daniel W. Muehl	40%	$150,000	$172,500
Gillian C. Ivers-Read	45%	$196,709	$226,216
Lindsey Rolfe	45%	$211,500	$243,225
C. Dale Hooks	40%	$160,000	$184,000

For 2018, annual performance bonus targets will increase by 5% for each named executive officer in order to align their compensation with the 50th percentile of our peer group.

Equity Compensation

As with their other elements of compensation, the compensation committee determines the amount of long-term incentive compensation opportunities for our executive officers as part of its annual compensation review. In order to align the interests of our named executive officers with those of our stockholders, as well as to provide sufficient retention incentives to our executives, the compensation committee deemed it appropriate to grant stock options and restricted stock units, or RSUs, pursuant to our Clovis Oncology, Inc. 2011 Stock Incentive Plan, or the 2011 Plan, to our named executive officers. Stock-settled restricted stock units are “full value grants,” meaning that, upon vesting, the recipient is awarded the full share. As a result, while the value executives realize in connection with an award of restricted stock units does depend on our stock price, time-vested restricted stock units generally have some value even if our stock price significantly decreases following their grant. As a result, time-vested restricted stock units help to secure and retain executives and instill an ownership mentality, regardless of whether our stock price increases or decreases. In contrast, stock options provide an effective performance incentive and align the executives’ interest with that of stockholder interests because our executive officers derive value from their options only if our stock price increases following their grant (which benefits all stockholders) and they remain employed with us beyond the date that their options “vest” (that is, become exercisable).

In determining the amount of equity to grant our named executive officers, the compensation committee took into account both the grant date fair value and the actual realizable value of the stock options and restricted stock units then outstanding. We believe realizable value is a more accurate statements of our named executive officers’ actual compensation value as compared to the grant date fair value of these awards.

2017 Equity Compensation Decisions

In March 2017, our named executive officers were granted stock options and, other than with respect to Mr. Mahaffy, RSUs.

•	Stock options were granted at an exercise price of $68.31 per share, the closing price per share of our common stock on the grant date.

•	Other than with respect to Mr. Mahaffy’s performance-based vesting stock options, 25% of the shares of common stock subject to the stock options vest on the one-year anniversary of the grant, and the remainder vest in substantially equal monthly installments over the 36 months immediately following the first anniversary of the grant, subject to continued employment through such date.

•	25% of the shares of common stock subject to the RSUs vest and settle on the one-year anniversary of grant, and the remainder vest and settle in substantially equal quarterly installments over the 12 quarters immediately following the first anniversary of the grant, subject to continued employment through such date.

•	Mr. Mahaffy received 75,000 performance-based vesting stock options, with vesting conditioned upon FDA approval of a sNDA for second-line maintenance therapy for Rubraca based on data from the ARIEL3 trial (achieved on April 6, 2018).

The following table provides information about the number of stock options and RSUs granted in March 2017, and the value of those stock options and RSUs:

	2017 Equity Awards
	Number of Stock Options		Grant Date Fair Value of Stock Options[1]	Number of RSUs	Value of RSUs
Patrick J. Mahaffy	150,000	[2]	$7,587,660	0	N/A
Daniel W. Muehl	15,000		$758,766	7,500	$512,325
Gillian C. Ivers-Read	20,000		$1,011,688	10,000	$683,100
Lindsey Rolfe	20,000		$1,011,688	10,000	$683,100
C. Dale Hooks	15,000		$758,766	7,500	$512,325

[1]	Grant date fair value is a value determined at the time of grant for accounting purposes, which is based on Black-Scholes modelling to value options.
[2]	Mr. Mahaffy received 75,000 stock options, with vesting conditioned upon FDA approval of a sNDA for second-line maintenance therapy for Rubraca based on data from the ARIEL3 trial, and an additional 75,000 stock options that will vest over four years.

2018 Equity Compensation Decisions

The following table provides information about the number of stock options and RSUs awarded in March 2018, and the value of those stock options and RSUs:

	2018 Equity Awards
	Number of Stock Options	Grant Date Fair Value of Stock Options[1]	Number of RSUs	Value of RSUs
Patrick J. Mahaffy	120,000	$5,173,524.00	0	N/A
Daniel W. Muehl	9,000	$388,014.30	9,000	$525,870.00
Gillian C. Ivers-Read	11,000	$474,239.70	11,000	$642,730.00
Lindsey Rolfe	11,000	$474,239.70	11,000	$642,730.00
C. Dale Hooks	9,000	$388,014.30	9,000	$525,870.00

[1]	Grant date fair value is a value determined at the time of grant for accounting purposes, which is based on Black-Scholes modelling to value options.

Retirement Savings Programs

In 2017, we provided retirement benefits to our named executive officers, other than Dr. Rolfe, through the Clovis Oncology, Inc. 401(k) plan, a defined contribution retirement savings plan, and to Dr. Rolfe through a statutory workplace pension scheme maintained in the United Kingdom. The named executive officers participate in these plans on the same terms and conditions as our other employees. For the 401(k), we make matching contributions to the account of each eligible employee of 100% on the first 4% of gross wages that an employee contributes to his or her account. In 2017, each named executive officer, other than Dr. Rolfe, received matching contributions of $10,800 to his or her 401(k) plan account. In addition, Dr. Rolfe received a contribution of $27,830 to her pension plan.	Contributions to Clovis retirement plans support an important part of our executive compensation program objectives: retention.

Other Benefits

In 2017, all of the named executive officers were eligible to participate in a number of broad-based benefit programs, including health benefits and a life insurance benefit equal to two times their base salary, subject to an overall cap. Because the U.S. Internal Revenue Code imputes income on life insurance benefits above a threshold ($50,000 in 2017), we include an amount of income attributable to the taxable insurance premiums we pay. This life insurance benefit is provided to all employees and consequently applies to our named executive officers.

We maintain an employee stock purchase plan, the ESPP, which provides our employees, including our named executive officers, with an opportunity to purchase our ordinary shares at a discount on a tax-qualified basis through payroll deductions. The ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

The named executive officers also received certain perquisites, including supplemental long-term disability coverage, which we believe are necessary in light of the competitive market for talent in our industry. The total cost of these benefits is a small percentage of each named executive officers’ total compensation. The value of these benefits is reflected in the All Other Compensation column in the 2017 Summary Compensation Table.

Employment Agreements

We entered into substantially similar employment agreements (described in more detail below) with Mr. Mahaffy and Ms. Ivers-Read on August 24, 2011, with Dr. Rolfe on February 25, 2016, with Mr. Hooks on February 1, 2016 and with Mr. Muehl on July 6, 2017. With the assistance of our compensation consultants, the compensation committee determined that it was advisable to enter into employment agreements or offer letters with each named executive officer to ensure that the compensation and benefits provided to such executives was competitive with our publicly-traded peer companies and to ensure that we have adequate protection in the form of restrictive covenants following a termination of employment. The employment agreements with each of our named executive officers also provide for severance payments and benefits upon certain qualifying terminations of employment. For additional information about these employment agreements, see “—Narrative Disclosure Relating to Summary Compensation Table and Grant of Plan Based Awards Table” on page 44.

New Employment Agreement with Mr. Muehl

On July 6, 2017, we entered into an employment agreement with Mr. Muehl to align the terms and conditions of his employment with those of our other named executive officers. As noted above, Mr. Muehl’s employment agreement is substantially similar to the employment agreements with our other named executive officers (other than Mr. Mahaffy). For additional information about these employment agreements, see “—Narrative Disclosure Relating to Summary Compensation Table and Grant of Plan Based Awards Table” on page 44.

Report of the Compensation Committee

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on such review and discussions, our compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2017, filed by us with the SEC.

Respectfully submitted,

The Compensation Committee of the Board of Directors

M. James Barrett

James C. Blair

Thorlef Spickschen

Ginger Graham

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not to be incorporated by reference in any filing of Clovis Oncology, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table shows the compensation of our principal executive officer, our principal financial officer and our other named executive officers for the years ended 2017, 2016 and 2015.

Name and principal position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Option Awards ($)(4)	Stock Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Patrick J. Mahaffy	2017	636,083	485,975	7,587,660	—	16,757	8,726,475
President and Chief	2016	223,563	552,338	—	—	12,718	788,619
Executive Officer	2015	563,750	—	5,091,720	—	15,522	5,670,992

Daniel W. Muehl	2017	367,500	222,500	758,766	512,325	15,376	1,876,467
Senior VP of Finance,	2016	308,879	170,799	824,799	247,313	12,679	1,564,469
Principal Accounting Officer, and Principal Financial Officer(8)

Gillian C. Ivers-Read	2017	435,003	226,216	1,011,688	683,100	27,872	2,383,879
EVP of Technical Operations and	2016	422,300	286,443	—	1,214,400	26,423	1,949,566
Chief Regulatory Officer	2015	410,000	61,182	1,782,102	—	26,423	2,279,707

Lindsey Rolfe(7)	2017	463,838	243,225	1,011,688	683,100	27,830	2,429,681
EVP of Clinical and Pre-Clinical	2016	427,500	293,625	—	2,226,400	3,796	2,951,321
Development and	2015	350,409	57,915	2,590,701	—	71,815	3,070,839
Pharmacovigilance and
Chief Medical Officer(7)

C. Dale Hooks	2017	393,333	284,000	758,766	512,325	16,322	1,964,746
Senior VP and Chief	2016	356,250	216,000	908,072	315,947	13,019	1,809,288
Commercial Officer(8)

(1)	Messrs. Muehl and Hooks were not named executive officers until 2016 and, therefore, in accordance with SEC regulations, only compensation information commencing with the fiscal year in which they became named executive officers are included in the Summary Compensation Table.
(2)	The amounts reported in this column reflect mid-year pay increases. For additional information, please see “—Compensation Discussion and Analysis—Analysis of 2017 Compensation Decisions—Base Salary” above.
(3)	The amounts reported in this column represent the bonuses earned by each executive with respect to performance in 2017. In addition, the amounts reported in this column for each of Messrs. Muehl and Hooks include a one-time cash retention bonus equal to $50,000 and $100,000, respectively, paid on the first regularly scheduled payroll date in March 2017 and February 2017, respectively, in each case, subject to the employee’s continued employment through such date. For additional information, please see “—Compensation Discussion and Analysis—Analysis of 2017 Compensation Decisions—Annual Performance Bonus” above.
(4)	The amounts reported in this column represent the aggregate grant date fair value of option awards granted to our named executive officers in 2017 computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in the valuation, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(5)

The amounts reported in this column represent the aggregate grant date fair value of restricted stock units, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the closing price of our common stock on the date of grant. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the assumptions used to calculate these values. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(6)	The amounts reported in this column include the cost of the following perquisites and other benefits received by our named executive officers:

•	Mr. Mahaffy. The amount reported represents an employer matching contribution to our 401(k) plan equal to $10,800, payment by us of taxable life insurance premiums equal to $966, and supplemental long-term disability coverage.

•	Mr. Muehl. The amount reported represents an employer matching contribution to our 401(k) plan equal to $10,800, payment by us of taxable life insurance premiums equal to $966, and supplemental long-term disability coverage.

•	Ms. Ivers-Read. The amount reported represents an employer matching contribution to our 401(k) plan equal to $10,800, payment by us of taxable life insurance premiums equal to $4,356, and supplemental long-term disability coverage equal to $12,716.

•	Dr. Rolfe. The amount reported represents an employer contribution to a defined-contribution plan covering all of our UK employees equal to $27,830.

•	Mr. Hooks. The amount reported represents an employer matching contribution to our 401(k) plan equal to $10,800, payment by us of taxable life insurance premiums equal to $966, and supplemental long-term disability coverage.

(7)	Dr. Rolfe’s cash compensation was denominated in pounds sterling and was converted into U.S. dollars using the December 31, 2017 year-to-date 2017 average exchange rate of 1.291 U.S. dollars per pound.

Grant of Plan Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2017.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Option Awards (#)(1)	Exercise Price or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Option Awards ($)(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Threshold (#)	Target (#)		Maximum (#)
Patrick J. Mahaffy	3/27/2017	—	—		—	75,000	68.31	3,793,830	—	—
	3/27/2017	—	75,000	(6)	—	—	68.31	3,793,830	—	—
Daniel W. Muehl	3/27/2017	—	—		—	15,000	68.31	758,766	—	—
	3/27/2017	—	—		—	—	—	—	7,500	512,325
Gillian C. Ivers-Read	3/27/2017	—	—		—	20,000	68.31	1,011,688	—	—
	3/27/2017	—	—		—	—	—	—	10,000	683,100
Lindsey Rolfe	3/27/2017	—	—		—	20,000	68.31	1,011,688
	3/27/2017	—	—		—	—	—	—	10,000	683,100
C. Dale Hooks	3/27/2017	—	—		—	15,000	68.31	758,766	—	—
	3/27/2017	—	—		—	—	—	—	7,500	512,325

(1)	The amounts reported in this column represent grants of options to purchase our common stock, twenty-five percent of which will vest on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 36 months immediately following such anniversary, subject to continued employment through such date.

(2)	The exercise price of the options was set at the fair market value of one share of our common stock at the time of the grant.
(3)	The amounts reported in this column represent the aggregate grant date fair value of option awards granted to our named executive officers in 2017 computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in the valuation, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(4)	The amounts reported in this column represent grants of restricted stock units, twenty-five percent of which will vest on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 12 quarters immediately following such anniversary.
(5)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock units granted to our named executive officers in 2017, computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the closing price of our common stock on the date of grant. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the assumptions used to calculate these values.
(6)	Represent the grant of options to purchase our common stock, with vesting contingent upon FDA approval of a supplemental NDA for second-line maintenance therapy for Rubraca based on data from the ARIEL3 trial, subject to continued employment through such date (achieved April 6, 2018).

Narrative Disclosure Relating to Summary Compensation Table and Grant of Plan Based Awards Table

Employment Agreements with Messrs. Mahaffy, Muehl and Hooks, Dr. Rolfe, and Ms. Ivers-Read

We are a party to employment agreements with Messrs. Mahaffy, Muehl and Hooks, Dr. Rolfe and Ms. Ivers-Read. The agreements are substantially the same other than differences in base salary, target annual bonus percentages and severance.

The employment agreements for Messrs. Mahaffy, Muehl and Hooks, Dr. Rolfe and Ms. Ivers-Read provide for an annual base salary, which for 2017 were $650,000, $375,000, $400,000, $470,000 and $437,132, respectively. Additionally, for 2017 the target annual bonuses were set at 65% of his annual base salary for Mr. Mahaffy, 45% of their respective annual base salaries for Dr. Rolfe and Ms. Ivers-Read and 40% of their respective annual base salary for Messrs. Muehl and Hooks.

In the event that a named executive officer’s employment is terminated by us without “just cause” (as defined in the employment agreement) or by the executive for “good reason” (as defined in the employment agreement), the executive will, subject to his or her execution of a general release of claims and continued compliance with any restrictive covenants, be entitled to:

•	Any earned but unpaid bonus for the calendar year immediately preceding the calendar year of termination;

•	Continuation of his or her then-current base salary during the “severance period;” and

•	Payment of an applicable percentage (the percentage of employee health care premium costs covered by us as of the date of termination) of the executive’s COBRA premiums during the severance period.

For purposes of the employment agreements, the term “severance period” generally means 9 months for Mr. Mahaffy and 6 months for Messrs. Muehl and Hooks, Dr. Rolfe, and Ms. Ivers-Read, except that the severance period will increase to 24 months for Mr. Mahaffy and 12 months for Messrs. Muehl and Hooks, Dr. Rolfe and Ms. Ivers-Read in the event that such termination occurs during the 12 months following a “change in control” (as defined in the employment agreement). Additionally, in the event that such termination occurs within 12 months following a change in control, the executives will also be entitled to (x) accelerated vesting of all outstanding equity awards, and (y) an amount equal to the executive’s then-current target bonus, payable in equal monthly installments during the severance period. In such a circumstance, each named executive officer will also be entitled to a gross-up payment for payments that result in an excise tax imposed by Section 4999 of the Internal Revenue Code, subject to a maximum gross-up payment of $2,000,000.

Following any termination of a named executive officer’s employment, he or she will be subject to customary non-compete restrictions for 6 months (or in the case of Mr. Mahaffy, 9 months) and also a customary 12 month non-solicit period with respect to employees and customers. Mr. Hooks is not subject to a non-compete restriction following his termination of employment in light of the prohibition on such agreements for employees employed in the state of California.

Retention Bonuses

Messrs. Muehl and Hooks received a one-time cash retention bonus equal to $50,000 and $100,000, respectively, on the first regularly scheduled payroll date in March 2017 and February 2017, respectively.

Stock Plan

We maintain the 2011 Plan, which we adopted to afford our compensation committee with the flexibility of allowing grants of a wide variety of equity awards to our key employees, directors and consultants, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. The 2011 Plan is designed to assist us in attracting, retaining, motivating and rewarding key employees, directors, and consultants, and promoting the creation of long-term value for our stockholders by closely aligning the interests of the participants with those of our stockholders. The number of shares of our common stock reserved for issuance under the 2011 Plan will be increased (i) from time to time by the number of shares of our common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination of awards under our 2009 Equity Incentive Plan, and (ii) at the discretion of our board of directors, on the date of each annual meeting of our stockholders, by up to the lesser of (x) a number of additional shares of our common stock representing 4% of our then-outstanding shares of common stock on such date and (y) 2,758,621 shares of our common stock. During the fiscal year ended December 31, 2017, we granted options to purchase our common stock to certain of our named executive officers and RSUs to certain of our named executive officers pursuant to the 2011 Plan. For a discussion of such option and RSU grants, please see “—Compensation Discussion and Analysis—Analysis of 2017 Compensation Decisions—Equity Compensation” above, as well as the footnotes accompanying the “Grant of Plan Based Awards Table” above.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2017.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Patrick J. Mahaffy	3/1/2012	150,000	—		—		24.74	3/1/2022	—		—
	3/1/2013	200,000	—		—		21.81	3/1/2023	—		—
	1/10/2014	195,833	4,167	(1)	—		73.98	1/10/2024	—		—
	3/2/2015	34,375	15,625	(1)	—		79.05	3/2/2025	—		—
	3/27/2017	—	75,000	(1)	—		68.31	3/27/2027	—		—
	3/27/2017	—	—		75,000	(2)	68.31	3/27/2027	—		—
TOTAL		580,208	94,792		75,000		—	—	—		—

Daniel W. Muehl	7/6/2015	21,145	13,855	(1)			84.83	7/6/2025	—		—
	3/1/2016	3,281	4,219	(1)			19.37	3/1/2026	—		—
	3/1/2016	2,500	2,500	(3)			19.37	3/1/2026	—		—
	3/1/2016	—	—				—	—	1,250	(5)	85,000
	8/25/2016	—	—				—	—	6,015	(4)	409,020
	8/25/2016	5,833	11,667	(1)			22.73	8/25/2026	—		—
	9/1/2016	6,250	13,750	(1)			23.59	9/1/2026	—		—
	3/27/2017	—	15,000	(1)			68.31	3/27/2027	—		—
	3/27/2017	—	—				—	—	7,500	(4)	510,000
TOTAL		39,009	60,991				—	—	14,765		1,004,020

Gillian C. Ivers Read	3/8/2011	38,478	—				3.28	3/8/2021	—		—
	3/1/2012	50,000	—				24.74	3/1/2022	—		—
	3/1/2013	75,000	—				21.81	3/1/2023	—		—
	1/10/2014	68,541	1,459	(1)			73.98	1/10/2024	—		—
	3/2/2015	12,031	5,469	(1)			79.05	3/2/2025	—		—
	3/2/2015	8,750	—				79.05	3/2/2025	—		—
	12/19/2016	—	—				—	—	22,500	(4)	1,530,000
	3/27/2017	—	20,000	(1)			68.31	3/27/2027	—		—
	3/27/2017	—	—				—	—	10,000	(4)	680,000
TOTAL		252,800	26,928				—	—	32,500		2,210,000

Lindsey Rolfe	4/7/2010	23,034	—				3.08	4/7/2020	—		—
	3/1/2011	17,241	—				3.28	3/1/2021	—		—
	3/1/2012	30,000	—				24.74	3/1/2022	—		—
	3/1/2013	40,000	—				21.81	3/1/2023	—		—
	1/10/2014	17,135	365	(1)			73.98	1/10/2024	—		—
	2/27/2014	33,541	1,459	(1)			78.38	2/27/2024	—		—
	3/2/2015	8,593	3,907	(1)			79.05	3/2/2025	—		—
	8/3/2015	20,416	14,584	(1)			85.65	8/3/2025	—		—
	12/19/2016	—	—				—	—	41,250	(4)	2,805,000
	3/27/2017	—	20,000	(1)			68.31	3/27/2027	—		—
	3/27/2017	—	—				—	—	10,000	(4)	680,000
TOTAL		189,960	40,315						51,250		3,485,000

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

C. Dale Hooks	8/25/2014	41,666	8,334	(1)		46.68	8/25/2024	—		—
	3/2/2015	3,850	1,750	(1)		79.05	3/2/2025	—		—
	2/1/2016	5,000	5,000	(3)		20.90	2/1/2026	—		—
	2/1/2016	4,583	5,417	(1)		20.90	2/1/2026	—		—
	3/1/2016	4,375	5,625	(1)		19.37	3/1/2026	—		—
	8/25/2016	9,266	18,534	(1)		22.73	8/25/2026	—		—
	8/25/2016	—	—			—	—	9,557	(4)	649,876
	3/27/2017	—	15,000	(1)		68.31	3/27/2027	—		—
	3/27/2017	—	—			—	—	7,500	(4)	510,000
TOTAL		68,740	59,660				—	17,057		1,159,876

(1)	These options vest over four years, with 25% of such options vesting on the one-year anniversary of the date of grant, and the remainder vesting in substantially equal installments over the 36 months immediately following such anniversary, subject to continued employment through such date. In the event that a named executive officer’s employment is terminated by us without “misconduct” (as defined in the 2011 Plan) or due to a resignation for good reason (as defined in the named executive officer’s employment agreement), in each case, within twelve months following a change in control, 100% of all outstanding options held by such executive will immediately vest upon such termination.
(2)	These options vest only upon FDA approval of a supplemental NDA for second-line maintenance therapy for Rubraca based on data from the ARIEL3 trial (achieved April 6, 2018).
(3)	These options vest over two years, with 50% of such options vesting on the one-year anniversary of the date of grant, and the remaining 50% vesting on the second anniversary of the date of grant, subject to continued employment through such date. In the event that a named executive officer’s employment is terminated by us without misconduct, 100% of all outstanding options held by such executive will immediately vest upon such termination. In addition, the executive will also be entitled to such accelerated vesting if his employment is terminated due to a resignation for good reason within twelve months following a change in control.
(4)	These restricted stock units vest over four years, with 25% of such restricted stock units vesting on the one-year anniversary of the date of grant, and the remainder vesting in substantially equal installments over the 12 quarters immediately following such anniversary, subject to continued employment through such date. In the event that a named executive officer’s employment is terminated by us without misconduct or due to a resignation for good reason, in each case, within twelve months following a change in control, 100% of all outstanding restricted stock units held by such executive will immediately vest upon such termination.
(5)	These restricted stock units vest over two years, with 50% of the restricted stock units vesting on the one-year anniversary of the date of grant, and the remaining 50% vesting on the second anniversary of the date of grant, subject to continued employment through such date. In the event that a named executive officer’s employment is terminated by us without misconduct, 100% of all outstanding restricted stock units held by such executive will immediately vest upon such termination. In addition, the executive will also be entitled to such accelerated vesting if his employment is terminated due to a resignation for good reason within twelve months following a change in control.

Option Exercises and Stock Vested

The following table shows certain information regarding stock vested during 2017 with respect to our named executive officers.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick J. Mahaffy	—	—	—	—
Daniel W. Muehl	—	—	3,985	266,703
Gillian C. Ivers-Read	—	—	7,500	478,500
Lindsey Rolfe	—	—	13,750	877,250
C. Dale Hooks	—	—	4,343	305,868

(1)	The value realized on vesting is calculated by multiplying the number of shares of common stock subject to the RSU that vested and the closing price of our common stock on the vesting date.

Potential Payments Upon a Termination or Change in Control

Pursuant to their employment agreements, upon certain terminations of employment, Messrs. Mahaffy, Muehl, and Hooks, Ms. Ivers-Read and Dr. Rolfe are entitled to payments of compensation and benefits as described above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table—Employment Agreements.” The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) an involuntary termination without “just cause” or a resignation for good reason and (ii) an involuntary termination without “just cause” or a resignation for good reason within twelve months following a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2017, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

		Triggering Event
Name	Type of Payment	Involuntary Termination ($)		Involuntary Termination within Twelve Months following a Change in Control ($)
Patrick J. Mahaffy	Cash severance	487,500	(1)	1,722,500	(3)
	Benefit continuation	14,783	(2)	32,388	(4)
	Equity acceleration(5)	—		—
	Gross-up(6)	—		—
	TOTAL	502,283		1,754,888

Daniel W. Muehl	Cash severance	187,500	(1)	525,000	(3)
	Benefit continuation	9,854	(2)	16,195	(4)
	Equity acceleration(5)(7)	—		2,469,568
	Gross-up(6)	—		1,649,627
	TOTAL	197,354		4,660,390

Gillian C. Ivers-Read	Cash severance	218,566	(1)	633,841	(3)
	Benefit continuation	6,782	(2)	11,093	(4)
	Equity acceleration(5)	—		2,210,000
	Gross-up(6)	—		1,339,773
	TOTAL	225,348		4,194,707

Lindsey Rolfe	Cash severance	235,000	(1)	681,500	(3)
	Benefit continuation	—		—
	Equity acceleration(5)	—		3,485,000
	Gross-up(6)	—		2,000,000
	TOTAL	235,0000		6,166,500

		Triggering Event
Name	Type of Payment	Involuntary Termination ($)		Involuntary Termination within Twelve Months following a Change in Control ($)

C. Dale Hooks	Cash Severance	200,000	(1)	560,000	(3)
	Benefit Continuation	9,854	(2)	16,195	(4)
	Equity acceleration(5)(7)	—		2,940,776
	Gross-up(6)	—		1,877,753
	TOTAL	209,854		5,394,724

(1)	Includes the value of base salary continuation for nine months, in the case of Mr. Mahaffy, and six months, in the case of our other named executive officers.
(2)	Includes the value of payment of an applicable percentage of the executive’s COBRA premiums for nine months, in the case of Mr. Mahaffy, and six months, in the case of our other named executive officers.
(3)	Includes the value of (i) base salary continuation for 24 months, in the case of Mr. Mahaffy, and 12 months, in the case of our other named executive officers and (ii) an amount equal to the named executive officer’s target bonus.
(4)	Includes the value of payment of an applicable percentage of the executive’s COBRA premiums for 24 months, in the case of Mr. Mahaffy, and 12 months, in the case of our other named executive officers.
(5)	Includes the value of accelerated vesting of all outstanding equity awards, which the executives are entitled to upon an involuntary termination without misconduct or a resignation for good reason, in each case, within twelve months following a change in control.
(6)	Includes the value of a gross-up payment for payments that result in an excise tax imposed by Section 4999 of the Internal Revenue Code (subject to a maximum gross-up payment of $2,000,000). The gross-up payments were calculated assuming a 45% tax rate and taking into account the full value of accelerated vesting of all outstanding equity awards and may be higher than the gross-up payments the named executive officers actually would have received.
(7)	In March 2016 Mr. Muehl received 5,000 stock options and 2,500 RSUs, to vest in two equal installments on March 1, 2017 and March 1, 2018, and in February 2016 Mr. Hooks received 10,000 stock options, to vest in two equal installments on February 1, 2017 and February 1, 2018. In the event Mr. Muehl’s or Mr. Hooks’s employment is terminated by us without misconduct, the vesting of their respective options and RSUs is accelerated in full. Each executive will also be entitled to such accelerated vesting if his employment is terminated due to a resignation for good reason within twelve months following a change in control.

CEO Pay Ratio

Under SEC regulations, we are required to calculate and disclose the total annual compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (“CEO Pay Ratio”). Set forth below is a description of the methodology, including material assumptions, adjustments and estimates, we used to identify the median employee for purposes of calculating the CEO Pay Ratio:

•	We identified the median employee based on our U.S.- and U.K.-based employee population as of December 31, 2017. We excluded from the determination of median employee a total of 12 non-U.S. and non-U.K. employees (representing less than 3.5% of our total workforce of 346 employees as of that date, and consisting of employees located in Austria (1), Denmark (1), France (3), Italy (2), Spain (2), Sweden (1) and Switzerland (1) who were excluded pursuant to the de minimis exemption provided under Item 402(u) of Regulation S-K.

•	In determining compensation for purposes of the median calculation, we used each employee’s annual base pay, annual bonus paid in calendar year 2017, and any retention plan bonus and car allowance.

•	We annualized the base salary earned in 2017 by permanent employees (full-time and part-time) hired after January 1, 2017. In identifying the median employee, we did not make any cost-of-living adjustments.

•	Amounts paid in foreign currency were converted into United States dollars using foreign exchange rates averaged over the full year 2017.

Using this approach, we selected the median of our employee population. Once the median employee was identified, we then calculated annual total compensation for this employee in accordance with the requirements of the Summary Compensation Table.

For 2017, the median of the annual total compensation of our employees (other than our CEO) was $256,903 and the annual total compensation of our CEO was $8,726,475. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees other than the CEO was 34:1.

The pay ratio above represents our reasonable estimate calculated in a manner consistent with the rule and applicable guidance. The rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

Neither the compensation committee nor our management used our CEO Pay Ratio measure in making compensation decisions.

Director Compensation

Director Compensation Table

The following table summarizes the compensation received by our non-employee directors for the year ended December 31, 2017.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)(2)	Total ($)
Brian G. Atwood	62,500	439,579	502,079
M. James Barrett	93,750	439,579	533,329
James C. Blair	67,500	439,579	507,079
Keith Flaherty	52,500	439,579	492,079
Ginger Graham	55,000	439,579	494,579
Paul H. Klingenstein	57,500	439,579	497,079
Edward J. McKinley	67,500	439,579	507,079
Thorlef Spickschen	55,000	439,579	494,579

(1)	On June 8, 2017, all directors received a grant of options to purchase 10,000 shares of our common stock. As of December 31, 2017, Mr. Blair had 79,655 options outstanding, Dr. Flaherty and Ms. Graham each had 70,001 options outstanding, Mr. McKinley had 54,828 options outstanding and each of the other directors had 112,413 options outstanding.
(2)	Amount represents the fair value of the awards on the date of grant computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

During 2017, each of our non-employee directors was entitled to receive a $50,000 annual cash retainer for his or her service on our board. In addition, during 2017, the chairman of our board and the chairman of each of our audit, compensation, and nominating and corporate governance committees were entitled to receive an additional annual cash retainer of $25,000, $20,000, $15,000 and $10,000, respectively. In addition, other members of our audit, compensation and nominating and corporate governance committees were entitled to receive an additional annual cash retainer of $10,000, $7,500 and $5,000, respectively. In addition each non-employee director received an annual grant of stock options to purchase 10,000 shares of common stock at an exercise price per share of $59.56. The shares subject to the option will vest in equal monthly installments upon completion of each month over a 12 month period.

Narrative Disclosure relating to Director Compensation Table

Non-Employee Director Compensation

At Clovis Oncology, our goal is to appropriately compensate non-employee directors for their leadership and expertise while aligning director interests with those of our stockholders. In line with this goal and to address recent stockholder feedback, over the past couple of years, we have reviewed and revised our non-employee director compensation policy underpinned by the same philosophy and principles that govern our executive compensation program. Specifically, our non-employee director compensation policy has been designed to:

•	Align director and stockholder interests through grants of non-statutory stock option awards;

•	Encourage a vested interest in our company’s long-term business performance through stock ownership requirements;

•	Realign director compensation with our peer companies of comparable market capitalization and size;

•	Ensure a robust director compensation governance framework is in place; and

•	Help us attract and retain talent for board of director service to support the long-term value of Clovis Oncology.

In order to achieve these goals, the compensation committee of our board of directors engaged the services of Radford, an independent compensation consultant, to review our director compensation program and promote alignment with market practice and stockholder interests, which resulted in the implementation of a number of measures, including our non-employee director stock ownership guidelines and our non-employee director compensation policy, which is described under Proposal 2 (the “Director Compensation Policy”) and for which we are seeking stockholder approval at the Annual Meeting. As described under Proposal 2, consistent with our peer group companies, the Director Compensation Policy consists of both a cash and a larger equity component, which we believe is critical to achieve the goals described above.

The cash component consists of cash paid annually to each member of our board of directors, and additional fees paid to members of committees of our board of directors. The chairperson of our board of directors and each committee thereof is entitled to greater compensation for his or her services than other members of the board of directors or such committee, as applicable, which we believe is commensurate with the additional time commitment and additional responsibility required by the position held and is consistent with the compensation practices of our peer group companies.

The equity component of the Director Compensation Policy consists of an initial stock option award payable upon a director’s initial election or appointment, and an annual stock option award payable on the date of each annual meeting. Both the initial and annual stock option awards are based on a target dollar rather than a target number of shares, which addresses stockholder feedback, aligns with market practice in our peer group companies and ensures meaningful limits to director equity, keeping director and stockholder interests aligned. See “Proposal 2—Approval and Ratification of Our Non-Employee Director Compensation Policy” and Appendix A for a full description of the Director Compensation Policy.

Governance of Non-Employee Director Compensation

The compensation committee of our board of directors is responsible for making recommendations to our board of directors on appropriate compensation levels and arrangements for our non-employee directors, ensuring they are consistent with our compensation policy and remain competitive with our peer companies, in order for us to retain and attract the most qualified and experienced non-employee directors to oversee the management of our business and operations. In making this determination, the compensation committee takes various factors into consideration, including the directors’ responsibilities and the compensation paid to directors at comparable companies. The compensation committee also seeks external advice to strengthen the rigor of this process. Going forward, our board of directors (or a committee thereof) will annually review our non-employee director compensation program, and the compensation paid to non-employee directors of our peer group companies, to ensure it remains competitive and continues to align with our compensation policy and will retain an independent nationally-recognized compensation consultant to advise it. The only compensation provided to our non-employee directors, directly or indirectly by us, is that which is disclosed in our filings with the SEC. However, as provided in the Director Compensation Policy, any changes to the aggregate amount of overall compensation paid to our non-employee directors prior to the date of our 2021 annual meeting of stockholders will require stockholder approval.

2018 Non-Employee Director Compensation

Starting with the date of the 2018 Annual Meeting, each non-employee director will receive an aggregate overall compensation equal to $400,000 annually, consisting of a cash retainer of $50,000 and $350,000 in stock options, and each non-employee director who serves as chair of our board of directors, or as chair or a member of a committee of our board of directors will receive additional compensation, as described under Proposal 2. The value of any such stock option award, which will be granted under our 2011 Stock Incentive Plan, will equal its grant date fair value as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision. The exercise price per share for any such stock options will equal the closing price, on the date of grant, of a share of our company’s common stock (as reported on the NASDAQ Global Select Market). The stock options will vest and become exercisable in equal monthly installments over a twelve-month period after the applicable date of grant.

Stock Ownership Guidelines

As part of its ongoing review of director pay practices, on April 13, 2017, our board of directors adopted stock ownership guidelines for our non-employee directors which require all non-employee directors hold a minimum number of shares of our stock while serving as a director. The guidelines are intended to align the interests of non-employee directors with those of our stockholders by requiring non-employee directors to be subject to the same long-term stock price volatility our stockholders experience. The minimum threshold is equal to three times the directors’ baseline annual retainer fee, or $150,000.

When determining whether the directors have met the minimum threshold requirements under the policy, calculations include all shares held outright by the directors and any vested equity awards. Each director initially has five years in order to meet his or her minimum ownership threshold (and one year after a retainer increase). During this five-year phase-in period, the director is not allowed to sell more than 50% of any vested equity awards until he or she has met the applicable minimum threshold. The policy is administered and monitored by our Principal Financial Officer under the direction of the compensation committee. Currently, each of our non-employee directors is in compliance with our stock ownership guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information regarding the beneficial ownership of our common stock as of April 9, 2018 by:

•	each person or group of affiliated persons who are known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers;

•	each member of our board of directors and each nominee; and

•	all members of our board of directors and our named executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power over the security, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Applicable percentages are based on 50,705,063 shares of common stock outstanding on April 9, 2018.

Except as indicated in the footnotes below and subject to applicable community property laws, each of the beneficial owners named in the table below has, to our knowledge, sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301.

	Beneficial Ownership
Name Of Beneficial Owner	Number of Shares		Percent of Total
Stockholders beneficially owning 5% or more of our common stock
The Vanguard Group	3,921,952	(1)	7.7%
BlackRock, Inc.	3,743,458	(2)	7.4%
Beneficial owners affiliated with Palo Alto Investors, LLC	3,402,781	(3)	6.7%
Beneficial owners affiliated with PointState Capital LP	3,406,849	(4)	6.7%
Beneficial owners affiliated with Franklin Advisers, Inc.	2,634,401	(5)	5.2%

Officers and Directors
Patrick J. Mahaffy	1,634,849	(6)	3.2%
Daniel Muehl	60,799	(7)	*
Gillian C. Ivers-Read	476,803	(8)	*
Lindsey Rolfe	214,386	(9)	*
C. Dale Hooks	95,095	(10)	*
Brian G. Atwood	239,845	(11)	*
M. James Barrett	114,135	(12)	*
James C. Blair	1,145,895	(13)	2.3%
Keith Flaherty	70,001	(14)	*
Ginger Graham	70,001	(15)	*
Paul H. Klingenstein	797,711	(16)	1.6%
Edward J. McKinley	322,844	(17)	*
Thorlef Spickschen	120,031	(18)	*
All directors and named executive officers as a group (13 persons)	5,362,395		10.2%

*	Represents beneficial ownership of less than 1% of our common stock.
(1)	Based on the information provided in a Schedule 13G, as amended, filed with the SEC on February 9, 2018 by The Vanguard Group. According to the Schedule 13G, as amended, The Vanguard Group has sole dispositive power over 3,828,893 shares, shared dispositive power over 93,059 shares, sole voting power over 86,967 shares and shared voting power over 9,546 shares. The principal business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(2)	Based on the information provided in a Schedule 13G, as amended, filed with the SEC on February 8, 2018 by BlackRock, Inc. According to the Schedule 13G, as amended, BlackRock, Inc. has sole dispositive power over 3,743,458 shares and sole voting power over 3,649,104 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Based on the information provided in a Schedule 13G, as amended, filed with the SEC on February 14, 2018 by Patrick Lee, MD, Anthony Joonkyoo Yun, MD, Palo Alto Investors, LLC and Palo Alto Healthcare Master Fund II, L.P. According to the Schedule 13G, as amended, (i) Patrick Lee, MD, Anthony Joonkyoo Yun, MD and Palo Alto Investors, LLC share voting and dispositive power over 3,402,781 shares, and (ii) Palo Alto Healthcare Master Fund II, L.P. shares voting and dispositive power over 2,102,652 shares. The principal business address of each of Patrick Lee, MD, Anthony Joonkyoo Yun, MD, Palo Alto Investors, LLC and Palo Alto Healthcare Master Fund II, L.P. is 470 University Avenue, Palo Alto, CA 94301.
(4)	Based on the information provided in a Schedule 13G, as amended, filed with the SEC on February 14, 2018 by SteelMill Master Fund LP, PointState Capital LP and Zachary J. Schreiber. According to the Schedule 13G, as amended, (i) SteelMill Master Fund LP shares voting and dispositive power over 2,320,492 shares and (ii) PointState Capital LP and Zachary J. Schreiber share voting and dispositive power over 3,406,849 shares. Includes 500,000 shares of common stock subject to outstanding call options. The principal business address of each of SteelMill Master Fund LP, PointState Capital LP and Zachary J. Schreiber is c/o PointState Capital LP, 40 West 57th Street, 25th Floor, New York, NY 10019.
(5)	Based on the information provided in a Schedule 13G, as amended, filed with the SEC on February 6, 2018 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. According to the Schedule 13G, as amended, the 2,634,401 shares of common stock reported herein are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”). Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI, Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. Of the securities reported herein, (i) Franklin Advisers, Inc. has sole voting and dispositive power over 2,630,112 shares, (ii) Franklin Templeton Investments (Asia) Ltd. has sole voting and dispositive power over 889 shares and (iii) Fiduciary Trust Company International has sole voting and dispositive power over 3,400 shares. Each of FRI, Charles B. Johnson, Rupert H. Johnson, Jr. and the FRI affiliates disclaims that beneficial ownership of any of the securities reported herein. The principal business address of each of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. is One Franklin Parkway, San Mateo, CA 94403.
(6)	Includes 714,062 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(7)	Includes 56,846 shares of common stock subject to outstanding options and restricted stock units which are exercisable or will settle within the next 60 days.
(8)	Includes 293,808 shares of common stock subject to outstanding options and restricted stock units which are exercisable or will settle within the next 60 days.
(9)	Includes 204,597 shares of common stock subject to outstanding options and restricted stock units which are exercisable or will settle within the next 60 days.
(10)	Includes 91,069 shares of common stock subject to outstanding options and restricted stock units which are exercisable or will settle within the next 60 days.

(11)	Includes 112,413 shares of common stock subject to outstanding options which are exercisable within the next 60 days. Based on information provided in a Form 4 filed by Mr. Atwood with the SEC on June 28, 2017, includes 25,577 shares of common stock held of record by the Atwood-Edminster Trust dated 4/2/2000, of which Mr. Atwood is a trustee and a named beneficiary. Based on information provided to us, includes 101,217 shares of common stock held of record by Versant Venture Capital IV, L.P. and 638 shares of common stock owned by Versant Side Fund IV, L.P. Voting and investment power over the shares held of record by Versant Venture Capital IV, L.P. and Versant Side Fund IV, L.P. is held by Versant Ventures IV, LLC, their sole general partner. Mr. Atwood is a managing member of Versant Ventures IV, LLC. Mr. Atwood disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein, and the options held by him.
(12)	Includes 112,413 shares of common stock subject to outstanding options which are exercisable within the next 60 days. Based on information provided to us, includes 861 shares of common stock held of record by the Barrett 2006 Family Trust (the “Barrett Trust”), of which Dr. Barrett is a trustee. Based on information provided in a Form 4 filed by Dr. Barrett with the SEC on March 1, 2017, Dr. Barrett disclaims beneficial ownership of these securities, except to the extent of his actual pecuniary interest therein.
(13)	Includes 79,655 shares of common stock subject to outstanding options which are exercisable within the next 60 days. Based on information provided to us, includes 1,000,000 shares of common stock held of record by Domain Partners VII, L.P. (“Domain Partners VII”), 17,056 shares of common stock held of record by DP VII Associates, L.P. (“DP VII Associates”), 32,760 shares of common stock held of record by Domain Associates, L.L.C. (“Domain Associates”) and 9,404 shares of common stock held of record by Susan W. and James C. Blair Family Partnership (“Family”). Voting and investment power over the shares held of record by Domain Partners VII and DP VII Associates is held by One Palmer Square Associates VII, LLC (“One Palmer Square”), the general partner of Domain Partners VII and DP VII Associates. Voting and investment power over the shares held of record by Family is held by Dr. Blair. Dr. Blair is a managing member of One Palmer Square and Domain Associates. Dr. Blair disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(14)	Includes 70,001 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(15)	Includes 70,001 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(16)	Includes 112,413 shares of common stock subject to outstanding options which are exercisable within the next 60 days. Based on information provided in a Schedule 13D, as amended, filed by Aberdare Ventures IV, L.P., Aberdare Partners IV, L.P. and Aberdare GP IV, LLC and Mr. Klingenstein with the SEC on July 16, 2013, includes 639,078 shares of common stock held of record by Aberdare Ventures IV, L.P. and 12,755 shares of common stock held of record by Aberdare Partners IV, L.P. Voting and investment power over the shares owned by Aberdare Ventures IV, L.P. and Aberdare Partners IV, L.P. is held by Aberdare GP IV, L.L.C., their general partner. Mr. Klingenstein is a managing member of Aberdare GP IV, L.L.C. Mr. Klingenstein disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.
(17)	Includes 54,828 shares of common stock subject to outstanding options which are exercisable within the next 60 days. Based on information provided to us, includes 17,500 shares of common stock owned by the Priory Fund, of which Mr. McKinley is a director and shares voting and dispositive power with respect to such shares. Based on information provided in a Form 4 filed by Mr. McKinley with the SEC on May 16, 2014, includes 215,815 shares of common stock owned by McKinley/Lavidge Revocable Trust (the “McKinley Trust”), of which Mr. McKinley is co-trustee and shares voting and dispositive power with respect to such shares. Mr. McKinley disclaims beneficial ownership of the securities held by the McKinley Trust and the Priory Fund, except to the extent of his pecuniary interest therein.
(18)	Includes 112,413 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2017, all officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 30, 2017, we entered into a Strata Trial Collaboration Agreement (the “Strata Agreement”) with Strata Oncology, Inc. (“Strata”), in order to identify potentially eligible patients for Clovis’ ongoing TRITON (Trial of Rucaparib in Prostate Indications) clinical trial program, which includes Phase 2 and Phase 3 clinical trials of rucaparib in metastatic castration-resistant prostate cancer, via the Strata Trial (the “Strata Trial”), a nationwide observational study sponsored by Strata under which no-cost sequencing is provided to advanced cancer patients at Strata Trial sites. Keith Flaherty, a member of our board of directors, is also a founder, member of the board of directors and owns approximately 3.3% of the fully-diluted equity of Strata. Accordingly, the Strata Agreement constitutes a related party transaction under Item 404(a) of Regulation S-K and was reviewed and approved by the Audit Committee of our board of directors.

Other than the Strata Agreement, since the beginning of fiscal year 2017, we have not engaged in any transactions in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under “Executive and Director Compensation” above. We describe below certain other transactions with our directors, executive officers and stockholders.

Director Compensation

For a discussion of the director compensation arrangements, see “Executive and Director Compensation—Director Compensation” above.

Executive Compensation and Employment Agreements

Please see “Executive and Director Compensation—Compensation Discussion and Analysis” above for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. Further, our amended and restated certificate of incorporation and bylaws limits our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law.

Policies and Procedures Regarding Transactions with Related Persons

We have a written policy that sets forth our policies regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or nominee to become director, a holder of more than 5% of our common stock, including any immediate family members of such persons or any entity in which such a person has a 10% or greater equity interest. Any related-person transaction may only be consummated if our audit committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices and, if applicable, our annual report and other proxy materials, with respect to two or more stockholders sharing the same address by delivering a single Notice and, if applicable, a single set of our annual report and proxy materials, addressed to those stockholders. This practice, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a single set of proxy materials, please notify your broker or contact us. To contact us, direct your written request to: Investor Relations, Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301 or contact Investor Relations at 303-625-5000. Stockholders who currently receive multiple copies of the Notice or our annual report and other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers or us, as applicable.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our Annual Meeting, at no charge, a copy of our Annual Report on Form 10-K for fiscal 2017 filed with the SEC on February 27, 2018, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://ir.clovisoncology.com as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of proxy statement. In addition, you may request a copy of the Annual Report on Form 10-K by writing to Clovis Oncology, Inc. Investor Relations at 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2019, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 28, 2018. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2019 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our amended and restated bylaws, addressed to our corporate secretary, Paul E. Gross, at Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, not later than March 9, 2019 nor earlier than February 7, 2019.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. Please promptly submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope to us.

By Order of the Board of Directors

Paul E. Gross
Secretary

Boulder, Colorado

April 27, 2018

APPENDIX A

CLOVIS ONCOLOGY, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

I. Purpose. This Clovis Oncology, Inc. (the “Company”) Non-Employee Director Compensation Policy (the “Policy”), is intended to establish the Company’s policy regarding cash compensation and equity grants to members of the Company’s board of directors (the “Board”) who are not employees of the Company (“Non-Employee Directors”). The purpose of this Policy is to advance the interests of the Company and its stockholders by closely aligning the interests of Non-Employee Directors with the Company and its stockholders. Except as otherwise noted herein, the cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without any further action by the Board, to each Non-Employee Director. This Policy is effective as of April 12, 2018 (the “Effective Date”), subject to stockholder approval.

II. Annual Retainer Fee. During the twelve (12) month period following the date of each annual meeting of the Company’s stockholders following the Effective Date, the Company will pay each Non-Employee Director an annual cash retainer of $50,000 (the “Annual Retainer”) for serving on the Board; provided, that, for the twelve month period following the date any individual first becomes a Non-Employee Director, the Company will pay such Non-Employee Director an annual cash retainer of $75,000. This cash compensation will be paid quarterly in arrears on a prorated basis.

III. Additional Annual Retainers. In addition to the Annual Retainer, each Non-Employee Director serving in the positions set forth below shall receive the following annual retainers during the twelve (12) month period following the date of each annual meeting of the Company’s stockholders following the Effective Date, in each case, paid quarterly in arrears on a prorated basis:

A. Chair of the Board. The Non-Employee Director serving as Chair of the Board shall receive an additional annual cash retainer of $30,000 for serving as Chair of the Board.

B. Audit Committee. The Non-Employee Director serving as Chair of the Audit Committee of the Board (the “Audit Committee”) shall receive an additional annual cash retainer of $20,000 for serving as Chair of the Audit Committee. Each Non-Employee Director serving as a member of the Audit Committee (other than the Chair) shall receive an additional annual cash retainer of $10,000 for such service.

C. Compensation Committee. The Non-Employee Director serving as Chair of the Compensation Committee of the Board (the “Compensation Committee”) shall receive an additional annual cash retainer of $15,000 for serving as Chair of the Compensation Committee. Each Non-Employee Director serving as a member of the Compensation Committee (other than the Chair) shall receive an additional annual cash retainer of $7,500 for such service.

D. Nominating and Corporate Governance Committee. The Non-Employee Director serving as Chair of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) shall receive an additional annual cash retainer of $10,000 for serving as Chair of the Nominating and Corporate Governance Committee. Each Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chair) shall receive an additional annual cash retainer of $5,000 for such service.

IV. Equity Compensation. Each Non-Employee Director will automatically be granted the following equity awards, in accordance with the terms and conditions set forth in this Section IV:

A. Annual Award. On the date of each annual meeting of the Company’s stockholders following the Effective Date, (each, an “Annual Meeting”), each Non-Employee Director shall automatically be granted an option (a “Stock Option”) to purchase shares of the Company’s common stock (each, an “Annual Award”) with a grant date fair value of $350,000 pursuant to the Company’s 2011 Stock Incentive Plan or any successor stock incentive or similar plan maintained by the Company (the “Stock Plan”). Each Annual Award will vest and, if applicable, become exercisable, in equal monthly installments over a twelve (12) month period following the applicable date of grant, in each case, subject to the Non-Employee Director’s continued service on the Board through such date.

B. Initial Award. Each individual who first becomes a Non-Employee Director following the Effective Date shall automatically be granted a Stock Option on the date on which such individual first becomes a Non-Employee Director (the “Initial Award”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, with a grant date fair value of $525,000 pursuant to the Stock Plan. One-third (1/3rd) of the Initial Award will vest and, if applicable, become exercisable on each of the first, second and third anniversaries of the date of grant, subject to the Non-Employee Director’s continuous service on the Board through such dates.

C. Exercise Price. Each grant of a Stock Option will have an exercise price per share of common stock subject to such Stock Option equal to the closing price on the applicable date of grant of a share of the Company’s common stock reported on the principal national securities exchange on which the stock is listed, or if the closing price is not reported on the applicable date of grant, the closing price on the most recent date on which such closing price is reported.

D. Vesting on a Change in Control. Notwithstanding Sections IV.A and IV.B above, the vesting of each Annual Award and Initial Award will be subject to full acceleration in the event of a Change in Control (as defined in the Stock Plan).

E. Form of Equity Award. The Board may, in its discretion, determine to use a stock-based award other than Stock Options to deliver a Non-Employee Director his or her Annual Award or Initial Award if, prior to the grant date, it so determines, and the grant date fair value of such award is equal to the value it would have been had such award been a Stock Option.

V. Additional Terms. For purposes of this Policy, the value of any Stock Option Award or other stock based award will be the grant date fair value of the award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 or any successor provision.

VI. Administration. The Compensation Committee shall administer this Policy. The Compensation Committee shall, subject to the provisions of this Policy, have the power to construe this Policy, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of this Policy, as it may deem desirable. Any decisions of the Compensation Committee in the administration of the Policy, as described herein, shall be final and conclusive. The Compensation Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Compensation Committee. No member of the Compensation Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Compensation Committee in connection with this Policy, except for his or her own willful misconduct or as expressly provided by statute.

VII. Allocation Between Cash and Equity. The Board may, in its sole discretion, provide that the value of the Annual Retainer, the Annual Award and the Initial Award be modified from time to time, in its sole discretion; provided, that, in no event may the aggregate value of the Annual Retainer and the Annual Award exceed $400,000, and in no event may the aggregate value of the Annual Retainer and the Initial Award exceed $600,000, in each case, determined in accordance with Section V of this Policy.

VIII. Amendment; Termination. This Policy may be amended or terminated upon the adoption of a resolution of the Board terminating this Policy; provided, that no such amendment to, or termination of, the Policy prior to the 2021 Annual Meeting shall be effective without stockholder approval. Notwithstanding the foregoing, this Policy will terminate upon any application by the Company or the principal national securities exchange on which the stock is listed to delist the Company’s common stock from such exchange.

IX. Taxes. Except to the extent required by applicable law, each Non-Employee Director shall be solely responsible for any tax obligations he or she incurs as a result of any compensation received under this Policy.

X. Governing Law. The provisions of this Policy shall be governed by and construed in accordance with the laws of the State of Delaware.

*            *             *

This Policy was adopted by the Board on April 12, 2018.

This Policy was approved by the Company’s stockholders on                     , 2018.

CLOVIS ONCOLOGY, INC.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on June 6, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

5500 FLATIRON PARKWAY BOULDER, CO 80301

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

As a stockholder, you can help reduce the environmental impact of producing hard copy materials by consenting to receiving all future notices of availability of proxy materials or proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on June 6, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E46631-P08005 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLOVIS ONCOLOGY, INC. The Board of Directors recommends you vote FOR the following proposal:		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of three Class I directors to hold office until the 2021 Annual Meeting of Stockholders.

Nominees: 01) Patrick J. Mahaffy 02) M. James Barrett, Ph.D. 03) Thorlef Spickschen

The Board of Directors recommends you vote FOR the following:		For	Against	Abstain	The Board of Directors recommends you vote FOR the following:	For	Against	Abstain
2.	Approval and ratification of our Non-Employee Director Compensation Policy.	☐	☐	☐	5. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018.	☐	☐	☐
The Board of Directors recommends you vote FOR the following:

3.	Approval of an advisory proposal on compensation of the Company’s named executive officers, as disclosed in the attached proxy statement.	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends you vote 1 YEAR on the following proposal:	3 Years	2 Years	1 Year	Abstain

4.	Approval of an advisory proposal on the preferred frequency of the stockholder vote on the compensation of the Company’s named executive officers. ☐	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com as well as in the Investor Relations section at www.clovisoncology.com

E46632-P08005

CLOVIS ONCOLOGY, INC.

5500 Flatiron Parkway

Boulder, Colorado 80301

Annual Meeting of Stockholders on June 7, 2018

Proxy Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of CLOVIS ONCOLOGY, INC. hereby appoint(s) Patrick J. Mahaffy and Paul Gross, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of Clovis Oncology, Inc. to be held on June 7, 2018 at 8:30 a.m., Mountain time, at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, and at any adjournment or postponement of the meeting, upon the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees for director listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, for the option of 1 YEAR for Proposal 4 and FOR Proposal 5.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side